As filed with the Securities and Exchange Commission on September 18, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
El Paso Natural Gas Company
(Exact name of registrant as specified in its charter)

Delaware	4922	74-0608280
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

El Paso Building 1001 Louisiana Street Houston, Texas 77002 (713) 420-2600 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Marguerite Woung-Chapman El Paso Building 1001 Louisiana Street Houston, Texas 77002 (713) 420-2600 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles H. Still, Jr. Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-3309	Lara Mason, Esq. El Paso Building 1001 Louisiana Street Houston, Texas 77002 (713) 420-2600

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit(1)	Offering Price(1)	Fee
5.95% Senior Notes Due 2017	$355,000,000	100%	$355,000,000	$10,899 (1)

(1)	The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933. For purposes of this calculation, the Offering Price per Note was assumed to be the stated principal amount of each original note that may be received by the Registrant in the exchange transaction in which the notes will be offered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2007

PROSPECTUS

El Paso Natural Gas Company

$355,000,000

Offer to Exchange
Registered 5.95% Senior Notes Due 2017
for
All Outstanding 5.95% Senior Notes Due 2017

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON          , 2007, UNLESS EXTENDED

The Notes

We are offering to exchange registered 5.95% Senior Notes Due 2017 for all of our outstanding 5.95% Senior Notes Due 2017. In this prospectus, we call the original notes the “Old Notes” and the registered notes the “New Notes.” The Old Notes and New Notes are collectively referred to in this prospectus as the “notes.”

TERMS OF THE EXCHANGE OFFER:

•	The terms of the New Notes will be substantially identical to those of the Old Notes, except that the New Notes will not be subject to the transfer restrictions or registration rights relating to the Old Notes. The New Notes will represent the same debt as the Old Notes, and will be issued under the same indenture as the Old Notes.

•	Subject to certain customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

•	Interest on the New Notes will accrue from April 4, 2007 at the rate of 5.95% per annum, payable semi-annually in arrears on each April 15 and October 15, beginning October 15, 2007.

•	Each New Note issued in exchange for an Old Note will have the same principal amount, optional redemption terms, interest payment dates and maturity as the Old Note for which it is exchanged.

•	You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer. We do not currently intend to extend the exchange offer.

•	The exchange of Old Notes for New Notes will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

•	The New Notes will not be listed on any securities exchange or the Nasdaq Stock Market, Inc.

See the section entitled “Description of the Notes” that begins on page 43 for more information about the New Notes issued in this exchange offer and the Old Notes.

PARTICIPATING IN THE EXCHANGE OFFER INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” THAT BEGINS ON PAGE 6 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

The date of this prospectus is          , 2007.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, that registers the issuance and sale of the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the registration statement and to its exhibits for further information with respect to us and the New Notes. The statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. This information is available without charge to holders of the notes upon written or oral request to the Corporate Secretary, El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, telephone number (713) 420-2600. In order to obtain timely delivery, you must request documents from us no later than five business days before the expiration of the exchange offer.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports and other information with the SEC. Such reports and other information may be read and copied at the SEC Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of such material by mail from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room.

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The SEC also maintains an internet web site that contains reports and other information about us that we file electronically with the SEC. The address of the site is http: //www.sec.gov.

We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions and beliefs that we believe to be reasonable; however, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material, depending upon the circumstances. Where we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and based on assumptions believed to have a reasonable basis. We cannot assure you, however, that the stated expectation or belief will occur or be achieved or accomplished. The words “believe,” “expect,” “estimate,” “anticipate,” and similar expressions will generally identify forward-looking statements. Our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany those statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

With this in mind, you should consider the risks discussed under the heading “Risk Factors” beginning on page 6 of this document and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 16 of this document, which include or refer to important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us or on our behalf.

INDUSTRY TERMS

Below is a list of terms that are common to our industry and used in this document.

/d = per day BBtu = billion British thermal units Bcf = billion cubic feet	LNG = liquified natural gas MMcf = million cubic feet

When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

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PROSPECTUS SUMMARY

This summary highlights some basic information appearing in other sections of this prospectus to help you understand our business and the exchange offer. This summary does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the “Risk Factors” section beginning on page 6 of this prospectus and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page ii. You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to “El Paso Natural Gas,” “us,” “we,” “our,” “ours,” or “EPNG” we are describing El Paso Natural Gas Company, together with its subsidiaries. References to “El Paso” mean El Paso Corporation.

Our Company

We are a Delaware corporation incorporated in 1928, and an indirect wholly owned subsidiary of El Paso. Our primary business consists of the interstate transportation and storage of natural gas. We conduct our business activities through our natural gas pipeline systems and a storage facility as discussed below.

Each of our pipeline systems and our storage facility operates under tariffs approved by the Federal Energy Regulatory Commission that establish rates, cost recovery mechanisms and other terms and conditions of service to our customers. The fees or rates established under our tariffs are a function of our costs of providing services to our customers, including a reasonable return on our invested capital.

Our strategy is to protect and enhance the value of our transmission and storage business by:

•	Successfully recontracting expiring transportation capacity;

•	Developing storage capacity to serve our market area;

•	Focusing on cost efficiencies, especially fuel use;

•	Successfully completing expansion projects; and

•	Attracting new supply and transporting natural gas to new markets.

Below is a further discussion of our pipeline systems and storage facility.

The EPNG System.  The EPNG pipeline system consists of approximately 10,300 miles of pipeline with a winter sustainable west-flow capacity of 4,850 MMcf/d and approximately 800 MMcf/d of east-end deliverability. During 2006, 2005 and 2004, average throughput was 4,179 BBtu/d, 4,053 BBtu/d and 4,074 BBtu/d, respectively. This system delivers natural gas from the San Juan, Permian and Anadarko basins to markets in California, Arizona, Nevada, New Mexico, Oklahoma, Texas and northern Mexico.

The Mojave Pipeline Company (Mojave) System.  The Mojave system consists of approximately 400 miles of pipeline with a design capacity of approximately 407 MMcf/d. During 2006, 2005 and 2004, average throughput was 461 BBtu/d (including 385 BBtu/d transported for the EPNG system), 161 BBtu/d and 161 BBtu/d, respectively. This system connects with the EPNG system near Cadiz, California, the EPNG and Transwestern systems at Topock, Arizona and the Kern River Gas Transmission Company system in California. This system also extends to customers in the vicinity of Bakersfield, California.

Storage Facility.  Prior to 2006, we utilized our Washington Ranch underground storage facility located in New Mexico, which has up to approximately 44 Bcf of underground working natural gas storage capacity, solely to manage our system transportation needs. In 2006, we also began using this facility to offer interruptible storage services.

Our principal offices are in the El Paso building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

Summary of the Terms of the Exchange Offer

Initial Offering of Old Notes	On April 4, 2007, we issued in a private placement $355 million amount of 5.95% Senior Notes Due 2017. We refer to these notes as the Old Notes in this prospectus.

Registration Rights Agreement	Pursuant to the registration rights agreement between us and the initial purchasers entered into in connection with the private placement of the Old Notes, we agreed to offer to exchange the Old Notes for up to $355 million principal amount of 5.95% Senior Notes Due 2017 that are being offered hereby. We refer to the notes issued for the Old Notes in this exchange offer as the New Notes. We have filed the registration statement of which this prospectus is a part of to meet our obligations under the registration rights agreement. If we fail to satisfy our obligations under the registration rights agreement, we will be required to pay additional interest to holders of the Old Notes under specified circumstances.

The Exchange Offer	We are offering to exchange all Old Notes for the same aggregate principal amount of the New Notes, which have been registered under the Securities Act. The Old Notes may be tendered only in $1,000 increments. We will exchange New Notes for all Old Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer. The New Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the same indenture that governs the Old Notes. Because we have registered the New Notes, the New Notes will not be subject to transfer restrictions, and holders of Old Notes that have tendered and had their outstanding notes accepted in the exchange offer will have no registration rights.

If You Fail to Exchange Your Old Notes	If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the Old Notes and the indenture governing those notes. In general, you may not offer or sell your Old Notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Your Old Notes	If you wish to tender your Old Notes for New Notes, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the Old Notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the Old Notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

By executing the letter of transmittal (or, in the case of the Old Notes tendered by book-entry transfer, by transmitting an agent’s message in lieu thereof) you will represent to us that, among other things:

• the New Notes you receive will be acquired in the ordinary course of your business;

• you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the New Notes;

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

• if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your Old Notes pursuant to this exchange offer. See “The Exchange Offer — Procedures for Tendering Old Notes.” Please do not send your letter of transmittal or certificates representing your Old Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Resale of the New Notes	Except as provided below, we believe that the New Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the New Notes are being acquired in the ordinary course of business,

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer,

• you are not our affiliate, and

• you are not a broker-dealer tendering Old Notes acquired directly from us for your account.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we decide to extend the expiration date. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Exchange Agent	We have appointed Wilmington Trust Company, as exchange agent for the exchange offer. You can reach the exchange agent at the address set forth on the back cover of this prospectus. For more information with respect to the exchange offer, you may call the exchange agent at (302) 636-6470.

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of Old Notes for the New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all Old Notes that are properly tendered in the exchange offer prior to the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes.” The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Summary of Terms of New Notes

Issuer	El Paso Natural Gas Company

New Notes	$355 million aggregate principal amount of 5.95% Senior Notes Due 2017.

Maturity Date	April 15, 2017.

Interest Rate	5.95% per annum, accruing from April 4, 2007.

Interest Payment Dates	April 15 and October 15 of each year, beginning October 15, 2007.

Optional Redemption	We may redeem the New Notes, in whole or in part, at any time prior to their maturity at the redemption price described in this prospectus under “Description of the Notes — Optional Redemption of Notes,” which will include a make-whole premium. The notes will not be subject to any sinking fund provision.

Ranking	The New Notes will:

• be our senior unsecured indebtedness, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness;

• be senior in right of payment to any of our future subordinated indebtedness;

• be effectively junior to any of our future secured indebtedness to the extent of the assets securing such indebtedness; and

• not be guaranteed by any of our subsidiaries, unconsolidated affiliates or parent companies, and accordingly, will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries and unconsolidated affiliates. See “Description of the Notes — General.”

Our consolidated subsidiaries have no outstanding indebtedness. We have no secured debt.

Covenants	The indenture governing the notes contains covenants, including, but not limited to, covenants limiting (1) the creation of liens securing indebtedness, (2) the entry into certain sale-leaseback transactions, and (3) certain mergers and consolidations and transfers of assets. For a more detailed description, see “Description of Notes — Covenants.”

Use of Proceeds	We will not receive any proceeds from the exchange of the outstanding Old Notes for the New Notes. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section beginning on page 6, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks associated with the exchange of the outstanding Old Notes for the New Notes.

Further Issuances	We may, from time to time, without notice to or the consent of the holders of the New Notes, increase the principal amount of this series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the New Notes previously issued, and such additional notes will form a single series with the notes.

RISK FACTORS

Before you decide to participate in the exchange offer, you should read the following risks, uncertainties and factors that may adversely affect us.

Risks Related to Our Business

Our success depends on factors beyond our control.

Our business is the transportation and storage of natural gas for third parties. Our results of operations are driven by the volumes of natural gas we transport or store and the prices we are able to charge for doing so. The volumes of natural gas we are able to transport and store depends on the actions of those third parties, and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current throughput, to renegotiate existing contracts as they expire or to remarket unsubscribed capacity:

•	service area competition;

•	expiration or turn back of significant contracts;

•	changes in regulation and actions of regulatory bodies;

•	weather conditions that impact throughput and storage levels;

•	price competition;

•	drilling activity and availability of natural gas;

•	continued development of additional sources of gas supply that can be accessed;

•	decreased natural gas demand due to various factors, including increases in prices and the increased availability or popularity of alternative energy sources such as hydroelectric, nuclear, wind, coal and fuel oil;

•	availability and increased cost of capital to fund ongoing maintenance and growth projects;

•	opposition to energy infrastructure development, especially in environmentally sensitive areas;

•	adverse general economic conditions;

•	expiration or renewal of existing interests in real property including real property on Native American lands; and

•	unfavorable movements in natural gas prices in supply and demand areas.

The revenues of our pipeline businesses are generated under contracts that must be renegotiated periodically, some of which are for a substantial portion of our firm transportation capacity.

Our revenues are generated under transportation and storage contracts that expire periodically and must be renegotiated, extended or replaced. Although we actively pursue the renegotiation, extension or replacement of these contracts, we may not be able to extend or replace these contracts when they expire or may only be able to do so on terms that are not as favorable as existing contracts. If we are unable to renew, extend or replace these contracts or if we renew them on less favorable terms, we may suffer a material reduction in our revenues and earnings.

For additional information on our contracts with our major customers, see Note 8 to our Consolidated Financial Statements on page F-23. The loss of these customers or a decline in their creditworthiness could adversely affect our results of operations, financial position and cash flows.

Fluctuations in energy commodity prices could adversely affect our business.

Revenues generated by our transportation and storage contracts depend on volumes and rates, both of which can be affected by the price of natural gas. Increased natural gas prices could result in a reduction of the volumes transported by our customers, including power companies that may not dispatch natural gas-fired power plants if natural gas prices increase. Increased prices could also result in industrial plant shutdowns or load losses to competitive fuels as well as local distribution companies’ loss of customer base. The success of our transmission and storage operations is subject to continued development of additional gas supplies to offset the natural decline from existing wells connected to our systems, which requires the development of additional oil and gas reserves and obtaining additional supplies from interconnecting pipelines. A decline in energy prices could cause a decrease in these development activities and could cause a decrease in the volume of natural gas available for transmission and storage through our systems. We retain a fixed percentage of natural gas transported. This retained natural gas is used as fuel and to replace lost and unaccounted for natural gas. Pricing volatility may, in some cases, impact the value of under or over recoveries of this retained natural gas, as well as imbalances and system encroachments. If natural gas prices in the supply basins connected to our pipeline systems are higher than prices in other natural gas producing regions, our ability to compete with other transporters and our long-term recontracting efforts may be negatively impacted. Furthermore, fluctuations in pricing between supply sources and market areas could negatively impact our transportation revenues. Fluctuations in energy prices are caused by a number of factors, including:

•	regional, domestic and international supply and demand;

•	availability and adequacy of transportation facilities;

•	energy legislation;

•	federal and state taxes, if any, on the transportation and storage of natural gas;

•	abundance of supplies of alternative energy sources; and

•	political unrest among oil producing countries.

The agencies that regulate us and our customers affect our profitability.

Our business is regulated by the FERC, the U.S. Department of Transportation, the U.S. Department of the Interior and various state and local regulatory agencies. Regulatory actions taken by these agencies have the potential to adversely affect our profitability. In particular, the FERC regulates the rates we are permitted to charge our customers for our services. In setting authorized rates of return in recent FERC decisions, the FERC has utilized a proxy group of companies that includes local distribution companies that are not faced with as much competition or risk as interstate pipelines. The inclusion of these lower risk companies may create downward pressure on tariff rates when subjected to review by the FERC in future rate proceedings. Pursuant to FERC’s jurisdiction over rates, existing rates may be challenged by complaint and proposed rate increases may be challenged by protest. A successful complaint or protest against our rates could have an adverse impact on our revenues associated with providing transportation and storage services. On July 19, 2007, FERC issued a proposed policy statement addressing the issue of the proxy groups it will use to decide the return on equity of natural gas pipelines. FERC uses a discounted cash flow model that incorporates the use of proxy groups to develop a range of reasonable returns earned on equity interests in companies with corresponding risks. FERC then assigns a rate of return on equity within that range to reflect specific risks of that pipeline when compared to the proxy group companies. The proposed policy statement describes FERC’s intention to allow the use of master limited partnerships in proxy groups, with certain restrictions that could lower the return that would otherwise be allowed. FERC has requested comments on the proposed policy.

In addition, increased regulatory requirements relating to the integrity of our pipelines requires additional spending in order to maintain compliance with these requirements. Any additional requirements that are enacted could significantly increase the amount of these expenditures.

Further, state agencies that regulate our local distribution company customers could impose requirements that could impact demand for our services.

Environmental compliance and remediation costs and the costs of environmental liabilities could exceed our estimates.

Our operations are subject to various environmental laws and regulations that establish compliance and remediation obligations. Compliance obligations can result in significant costs to install and maintain pollution controls, fines and penalties resulting from any failure to comply and potential limitations on our operations. Remediation obligations can result in significant costs associated with the investigation and remediation of contaminated properties (some of which have been designated as Superfund sites by the United States Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act ), as well as damage claims arising out of the contamination of properties or impact on natural resources. It is not possible for us to estimate exactly the amount and timing of all future expenditures related to environmental matters because of:

•	The uncertainties in estimating pollution control and clean up costs, including sites where preliminary site investigation or assessments have been completed;

•	The discovery of new sites or additional information at existing sites;

•	The uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties; and

•	The nature of environmental laws and regulations, including the interpretation and enforcement thereof.

Currently, various legislative and regulatory measures to address greenhouse gas (GHG) emissions (including carbon dioxide and methane) are in various phases of discussion or implementation. These include the Kyoto Protocol (which is impacting proposed domestic legislation), proposed federal legislation and state actions to develop statewide or regional programs, each of which have imposed or would impose reductions in GHG emissions. These actions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any GHG emissions program. These actions could also impact the consumption of natural gas, thereby affecting our operations.

Although we believe we have established appropriate reserves for our environmental liabilities, we could be required to set aside additional amounts due to these uncertainties which could significantly impact our future results of operations, cash flows or financial position. For additional information concerning our environmental matters, see Note 6 to our Consolidated Financial Statements beginning on page F-16.

Our operations are subject to operational hazards and uninsured risks.

Our operations are subject to the inherent risks normally associated with pipeline operations, including pipeline ruptures, explosions, pollution, release of toxic substances, fires, adverse weather conditions and other hazards, each of which could result in damage to or destruction of our facilities or damages or injuries to persons. In addition, our operations and assets face possible risks associated with acts of aggression or terrorism. If any of these events were to occur, we could suffer substantial losses.

While we maintain insurance against many of these risks to the extent and in amounts we believe are reasonable, this insurance does not cover all risks. Many of our insurance coverages have material deductibles as well as limits on our maximum recovery. As a result, our results of operations, cash flows or financial condition could be adversely affected if a significant event occurs that is not fully covered by insurance.

The expansion of our business by constructing new facilities subjects us to construction and other risks that may adversely affect our financial results.

We may expand the capacity of our existing pipelines or our storage facility by constructing additional facilities. Construction of these facilities is subject to various regulatory, development and operational risks, including:

•	our ability to obtain necessary approvals and permits by regulatory agencies on a timely basis and on terms that are acceptable to us;

•	the ability to obtain continued access to sufficient capital to fund expansion projects;

•	potential changes in federal, state and local statutes and regulations, including environmental requirements, that prevent a project from proceeding or increase the anticipated cost of the project;

•	impediments on our ability to acquire rights-of-way or land rights on a timely basis on terms that are acceptable to us;

•	our ability to construct projects within anticipated costs, including the risk that we may incur cost overruns resulting from inflation or increased costs of equipment, materials or labor, or other factors beyond our control, that may be material;

•	lack of anticipated future growth in natural gas supply; and

•	lack of transportation, storage or throughput commitments.

Any of these risks could prevent a project from proceeding, delay its completion or increase its anticipated costs. As a result, new facilities may not achieve our expected investment return, which could adversely affect our results of operations, cash flows or financial position.

Our business requires the retention and recruitment of a skilled workforce and the loss of employees could result in the failure to implement our business plan.

Our business requires the retention and recruitment of a skilled workforce. If we are unable to retain and recruit employees such as engineers and other technical positions, our business could be negatively impacted.

Risks Related to Our Affiliation with El Paso

El Paso files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Each prospective investor should consider this information and the matters disclosed therein in addition to the matters described in this report. Such information is not included herein or incorporated by reference into this prospectus.

Our relationship with El Paso and its financial condition subjects us to potential risks that are beyond our control.

Due to our relationship with El Paso, adverse developments or announcements concerning El Paso or its other subsidiaries could adversely affect our financial condition, even if we have not suffered any similar development. The ratings assigned to El Paso’s senior unsecured indebtedness are investment grade, currently rated Ba3 by Moody’s Investor Service, BB- by Standard & Poor’s and BB+ by Fitch Ratings. The ratings assigned to our senior unsecured indebtedness are currently rated Baa3 by Moody’s Investor Service, BB by Standard & Poor’s and BBB- by Fitch Ratings. We and El Paso are (i) on a positive outlook with Moody’s Investor Service and Standard & Poor’s and (ii) on a stable outlook with Fitch Ratings. Downgrades of our or El Paso’s credit ratings could increase our cost of capital and collateral requirements, and could impede our access to capital markets.

El Paso provides cash management and other corporate services for us. Pursuant to El Paso’s cash management program, we transfer surplus cash to El Paso in exchange for an affiliated receivable. In addition, we conduct commercial transactions with some of our affiliates. If El Paso or such affiliates are unable to meet their respective liquidity needs, we may not be able to access cash under the cash management program, or our affiliates may not be able to pay their obligations to us. However, we might still be required to satisfy affiliated company payables. Our inability to recover any affiliated receivables owed to us could adversely affect our financial position. For a further discussion of these matters, see Note 10 to our Consolidated Financial Statements on page F-24.

We may be subject to a change of control if an event of default occurs under El Paso’s credit agreement.

Under El Paso’s $1.75 billion credit agreement, our common stock and the common stock of several of our affiliates are pledged as collateral. As a result, our ownership is subject to change if there is a default under the credit agreement and El Paso’s lenders exercise rights over their collateral, even if we do not have any borrowings outstanding under the credit agreement.

A default under El Paso’s $1.75 billion credit agreement by any party could accelerate our future borrowings, if any, under the credit agreement and our long-term debt, which could adversely affect our liquidity position.

We are a party to El Paso’s $1.75 billion credit agreement. We are only liable, however, for our borrowings under the credit agreement, which were zero at June 30, 2007. Under the credit agreement, a default by El Paso, or any other borrower could result in the acceleration of all outstanding borrowings, including the borrowings of any non-defaulting party. The acceleration of our future borrowings, if any, or the inability to borrow under the credit agreement, could adversely affect our liquidity position and, in turn, our financial condition.

Furthermore, the indentures governing some of our long-term debt contain cross-acceleration provisions, the most restrictive of which is $25 million. Therefore, if we borrow $25 million or more under El Paso’s $1.75 billion credit agreement and such borrowings are accelerated for any reason, including the default of another party under the credit agreement, our long-term debt that contains these provisions could also be accelerated. The acceleration of our long-term debt could also adversely affect our liquidity position and, in turn, our financial condition.

We are an indirect wholly owned subsidiary of El Paso.

As an indirect wholly owned subsidiary of El Paso, subject to limitations in our credit agreements and indentures, El Paso has substantial control over:

•	our payment of dividends;

•	decisions on our financing and capital raising activities;

•	mergers or other business combinations;

•	our acquisitions or dispositions of assets; and

•	our participation in El Paso’s cash management program.

El Paso may exercise such control in its interests and not necessarily in the interests of us or the holders of our long-term debt.

Risks Associated with the Exchange Offer

If you fail to follow the exchange offer procedures, your Old Notes will not be accepted for exchange.

We will not accept your Old Notes for exchange if you do not follow the exchange offer procedures. We will issue New Notes as part of this exchange offer only after timely receipt of your Old Notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your Old Notes. Therefore, if you want to tender your Old Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Old Notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your Old Notes, we will not accept your Old Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If there are defects or irregularities with respect to your tender of Old Notes, we will not accept your Old Notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your Old Notes for New Notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the Old Notes, nor do we intend to do so following the exchange offer. Old Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold Old Notes after the exchange offer, you may not be able to sell them. To the extent any Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Risks Related to the Notes

Our substantial indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

We have substantial indebtedness. As of June 30, 2007, we had total indebtedness of approximately $1.2 billion (including the Old Notes), all of which was senior unsecured indebtedness.

Our indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	diminish our ability to withstand a downturn in our business or the economy generally;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

We are not prohibited under the indenture governing the notes from incurring additional indebtedness. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay the notes.

A default under El Paso’s $1.75 billion credit agreement by any party could accelerate our future borrowings, if any, under the credit agreement and our long-term debt, which could adversely affect our liquidity position.

We are a party to El Paso’s $1.75 billion credit agreement. We are only liable, however, for our borrowings under the credit agreement, which were zero as of June 30, 2007. Under the credit agreement, a default by El Paso, or any other borrower, could result in the acceleration of all outstanding borrowings, including the borrowings of any non-defaulting party. The acceleration of our future borrowings, if any, or the inability to borrow under the credit agreement, could adversely affect our liquidity position and, in turn, our financial condition.

Furthermore, the indentures governing some of our long-term debt contain cross-acceleration provisions, the most restrictive of which is $25 million. Therefore, if we borrow $25 million or more under El Paso’s $1.75 billion credit agreement and such borrowings are accelerated for any reason, including the default of another party under the credit agreement, our long-term debt that contains these provisions could also be accelerated. The acceleration of our long-term debt could also adversely affect our liquidity position and, in turn, our financial condition.

We may be subject to a change of control if an event of default occurs under El Paso’s credit agreement.

Under El Paso’s $1.75 billion credit agreement, our common stock and the common stock of several of our affiliates are pledged as collateral. As a result, our ownership is subject to change if there is a default under the credit agreement and El Paso’s lenders exercise rights over their collateral, even if we do not have any borrowings outstanding under the credit agreement.

The notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries and subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness.

We currently have no secured indebtedness outstanding, but holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are not prohibited under the indenture from incurring additional indebtedness. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims of creditors of our subsidiaries.

Because there is no public market for the New Notes, you may not be able to resell them.

Although the issuance of the New Notes will be registered under the Securities Act, they will constitute a new issue of securities with no established trading market. We cannot assure you that an active market will exist for the New Notes or that any trading market that does develop will be liquid. We do not intend to apply to list the New Notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. The trading market for the New Notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates and general economic conditions.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the Old Notes. We will not receive any proceeds from the issuance of the New Notes and we have agreed to pay the expenses of this exchange offer. In exchange for issuing New Notes, we will receive a like principal amount of Old Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and will not be reissued. Accordingly, issuing New Notes will not result in any increase in our outstanding debt.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

You should read the following selected historical financial and operating data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 16 of this prospectus and the Consolidated Financial Statements and related notes beginning on page F-1. The historical consolidated operating data for each of the three years in the period ended December 31, 2006 and the financial position data as of December 31, 2006 and 2005 were derived from the audited consolidated financial statements included in this prospectus. We derived the historical consolidated operating results data for each of the two years in the period ended December 31, 2003 and the financial position data as of December 31, 2004, 2003 and 2002 from our accounting records. The historical consolidated financial data as of June 30, 2007 and for each of the six month periods ended June 30, 2006 and 2007 were derived from the unaudited condensed consolidated financial statements included in this prospectus. Our selected historical results are not necessarily indicative of results to be expected in future periods and results for interim periods are not necessarily indicative of full year results.

						Six Months Ended
	Year Ended December 31,					June 30,
	2006	2005	2004	2003	2002	2007	2006
	(In millions)

Operating Results Data:
Operating revenues	$588	$497	$508	$526	$564	$281	$295

Operating expenses
Operation and maintenance	183	232	166	163	172	98	97
Western Energy settlement	—	—	—	127	412	—	—
Depreciation, depletion and amortization	92	74	72	66	63	42	48
Taxes, other than income taxes	30	29	28	29	21	15	16

	305	335	266	385	668	155	161

Operating income (loss)	283	162	242	141	(104)	126	134
Other income, net	3	8	7	7	—	3	3
Interest and debt expense	(95)	(92)	(92)	(90)	(72)	(49)	(47)
Affiliated interest income, net	53	32	19	20	22	32	25

Income (loss) before income taxes	244	110	176	78	(154)	112	115
Income taxes	92	46	58	31	(55)	42	44

Net income (loss)	$152	$64	$118	$47	$(99)	$70	$71

Financial Position Data:
Total property, plant and equipment, net	$2,306	$2,224	$2,133	$2,041	$1,908	$2,361
Total assets	$3,631	$3,378	$3,225	$3,724	$3,189	$3,833
Total long-term debt	$1,111	$1,110	$1,110	$1,109	$758	$1,166
Stockholder’s equity	$1,726	$1,578	$1,513	$1,322	$1,153	$1,800
Operating Data:
Throughput volumes (BBtu/d)(1)	4,255	4,214	4,235	4,066	4,065	4,157	4,093

(1)	Throughput volumes exclude throughput transported by Mojave on behalf of EPNG.

RATIO OF EARNINGS TO FIXED CHARGES

										Six Months Ended
	Year Ended December 31,									June 30,
	2006		2005		2004		2003		2002	2007		2006

Ratio of earnings to fixed charges	3.51	x	2.13	x	2.82	x	1.82	x	—(1)	3.18	x	3.33x

(1)	Earnings were inadequate to cover fixed charges by $160 million.

For purposes of this computation, earnings represents income from continuing operations before income taxes, interest expense, amortization of debt costs and that portion of rental expense which represents an interest factor. Fixed charges means that sum of interest costs, amortization of debt costs and that portion of rental expense which represents an interest factor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition (MD&A) should be read in conjunction with “Business,” “Selected Historical Financial and Operating Data” and the Consolidated Financial Statements and related notes beginning on page F-1 of this prospectus. MD&A includes forward-looking statements that are subject to risks and uncertainties that may result in actual results differing from the statements we make. Factors that could cause actual results to differ include those risks and uncertainties that are discussed in “Risk Factors.”

Overview

Our business consists of the interstate transportation and storage of natural gas. Each of these businesses faces varying degrees of competition from existing and proposed pipelines, as well as from alternative energy sources used to generate electricity, such as hydroelectric, nuclear, wind, coal and fuel oil. Our revenues from transportation and storage services consist of the following types.

		Percent of Total
Type	Description	Revenues in 2006

Reservation	Reservation revenues are from customers (referred to as firm customers) that reserve capacity on our pipeline systems and storage facilities. These firm customers are obligated to pay a monthly reservation or demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts.	90
Usage and Other	Usage revenues are from both firm customers and interruptible customers (those without reserved capacity) who pay charges based on the volume of gas actually transported, injected or withdrawn.	10

Because of our regulated nature and the high percentage of our revenues attributable to reservation charges, our revenues have historically been relatively stable. However, our financial results can be subject to volatility due to factors such as changes in natural gas prices, market conditions, regulatory actions, competition, the creditworthiness of our customers and weather. On January 1, 2006, we adopted a fuel tracker on our EPNG system related to the actual costs of fuel lost and unaccounted for and other gas balancing costs, such as encroachments against our system gas supply and imbalance cash out price adjustments, with a true-up mechanism for amounts over or under retained.

Our ability to extend existing customer contracts or remarket expiring contracted capacity is dependent on competitive alternatives, the regulatory environment at the federal, state and local levels and the market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or renegotiated contracts will be affected by current prices, competitive conditions and judgments concerning future market trends and volatility. Subject to regulatory requirements, we attempt to recontract or remarket our capacity at the rates allowed under our tariffs, although at times, we discount these rates to remain competitive. Our existing contracts mature at various times and in varying amounts of throughput capacity. We continue to manage our recontracting process to mitigate the risk of significant impacts on our revenues. The weighted average remaining contract term for our contracts is approximately four years as of December 31, 2006.

We successfully recontracted approximately 85 percent of the 1,600 BBtu/d of capacity that expired in 2006 to various customers for terms ranging from one to three years. The remaining capacity that expired in 2006 was recontracted for terms less than one year. We attempt to sell all our capacity under long-term contracts and market any remaining open position under shorter terms as market demand permits. Beginning in 2007, approximately 81 percent of our firm contracts were long-term agreements and we are continuing to remarket our available capacity to serve either existing customers, electric merchant generators, California non-core customers or new customers. At this time, we are uncertain how much of the available capacity will be recontracted, and if so, at what rates and term.

Below is the contract expiration portfolio and the associated revenue expirations for our firm transportation contracts as of December 31, 2006, including those with terms beginning in 2007 or later.

		Percent of Total	Reservation	Percent of Total
	BBtu/d(1)	Contracted Capacity	Revenue	Reservation Revenue
	(In millions)

2007	1,055	20	$71	15
2008	1,079	21	85	18
2009	434	8	71	15
2010	341	7	37	7
2011	1,275	25	62	13
2012 and beyond	974	19	153	32

Total	5,158	100	$479	100

(1)	Excludes EPNG capacity on the Mojave system.

Results of Operations

Our management uses earnings before interest expense and income taxes (EBIT) to assess the operating results and effectiveness of our business. We believe EBIT is useful to our investors because it allows them to more effectively evaluate our operating performance using the same performance measure analyzed internally by our management. We define EBIT as net income adjusted for (i) items that do not impact our income from continuing operations, (ii) income taxes, (iii) interest and debt expense and (iv) affiliated interest income. We exclude interest and debt expense from this measure so that our investors may evaluate our operating results independently from our financing methods. EBIT may not be comparable to measurements used by other companies. Additionally, EBIT should be considered in conjunction with net income and other performance measures such as operating income or operating cash flows. Below is a reconciliation of EBIT to net income for the periods indicated:

				Six Months Ended
	Year Ended December 31,			June 30,
	2006	2005	2004	2007	2006
	(In millions, except volume amounts)

Operating revenues	$588	$497	$508	$281	$295
Operating expenses	(305)	(335)	(266)	(155)	(161)

Operating income	283	162	242	126	134
Other income, net	3	8	7	3	3

EBIT	286	170	249	129	137
Interest and debt expense	(95)	(92)	(92)	(49)	(47)
Affiliated interest income	53	32	19	32	25
Income taxes	(92)	(46)	(58)	(42)	(44)

Net income	$152	$64	$118	$70	$71

Throughput volumes (BBtu/d)(1)	4,255	4,214	4,235	4,157	4,093

(1)	Throughput volumes exclude throughput transported by Mojave on behalf of EPNG.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

The following items contributed to our overall EBIT decrease of $8 million for the six month period ended June 30, 2007 compared to the same period in 2006:

			EBIT
	Revenue	Expense	Impact
	Favorable/(Unfavorable)
	(In millions)

Transportation revenues	$(14)	$—	$(14)
Operational gas and revaluations	—	6	6
Depreciation and amortization expense	—	6	6
Other(1)	—	(6)	(6)

Total impact on EBIT	$(14)	$6	$(8)

(1)	Consists of individually insignificant items.

Transportation Revenues.  For the six months ended June 30, 2007, our reservation revenues were lower compared to the same period in 2006, primarily as a result of a higher provision recorded in 2007 for EPNG’s rate refund and lower reservation revenues for the Mojave system due to a decrease in tariff rates and expiration of certain firm contracts, both effective March 1, 2007. Listed below are EPNG and Mojave’s rate proceedings which are further discussed in Note 4 to our Condensed Consolidated Financial Statements beginning on page F-30.

•	EPNG — In August 2007, we received approval of the settlement of our rate case from the FERC. The settlement provides benefits for both us and our customers for a three year period ending December 31, 2008. Under the terms of the settlement, EPNG is required to file a new rate case to be effective January 1, 2009. Our financial statements reflect the proposed rates and we have reserved sufficient amounts to meet our refund obligations under this settlement. We have asked FERC for approval to begin billing the settlement rates on October 1, 2007 and we will make refunds, with interest, within 120 days of that date. Our financial statements reflect the proposed rates and we have estimated and reserved a sufficient amount to meet our obligations under this settlement. The refunds will be funded by drawing amounts under our cash management program with El Paso.

•	Mojave — In February 2007, as required by its prior rate case settlement, Mojave filed with the FERC a general rate case proposing a 33 percent decrease in its base tariff rates resulting from a variety of factors, including a decline in rate base and various changes in rate design since its last rate case. No new services were proposed. These proposed rates would result in a decrease in revenues of approximately $13 million annually. The new base rates were effective March 1, 2007 and are subject to further adjustment upon the outcome of the rate case proceeding. Mojave is actively engaged in settlement negotiations with its customers. The participants have reached an agreement in principle and, in September 2007, the procedural schedule was suspended to enable the participants to prepare and present a formal offer of settlement to the Presiding Judge in this proceeding, and to the FERC.

We periodically file for changes in our rates subject to the approval of the FERC. Changes in rates and other tariff provisions resulting from these regulatory proceedings have the potential to positively or negatively impact our profitability.

Operational Gas and Revaluations.  During the six months ended June 30, 2006, our EBIT was negatively impacted by lower prices used to revalue net gas imbalance receivables from customers on our Mojave system.

Depreciation and Amortization Expense.  During the six months ended June 30, 2007, our depreciation and amortization expense was lower as a result of changes to depreciation and amortization rates that were proposed in both our EPNG and Mojave rate cases.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The following items contributed to our overall EBIT increase of $116 million for the year ended December 31, 2006 as compared to 2005:

				EBIT
	Revenue	Expense	Other	Impact
	Favorable/(Unfavorable)
	(In millions)

EPNG reservation and other services revenues	$77	$—	$—	$77
Lower litigation accruals	—	42	—	42
Enron bankruptcy settlement	14	3	—	17
Lower general and administrative expense	—	10	—	10
Higher depreciation expense	—	(18)	—	(18)
Higher rights-of-way expense	—	(12)	—	(12)
Other(1)	—	5	(5)	—

Total impact on EBIT	$91	$30	$(5)	$116

(1)	Consists of individually insignificant items.

The following discusses some of the significant items listed above as well as events that may affect our operations in the future.

EPNG Reservation and Other Services Revenues.  Our reservation and other services revenues on the EPNG pipeline system were higher for the year ended December 31, 2006 compared to 2005, primarily due to the combined effect of (i) the termination, effective December 31, 2005, of reduced tariff rates to certain customers under the terms of our FERC-approved systemwide capacity allocation proceeding, (ii) an increase in tariff rates, which were effective January 1, 2006 and subject to refund, and (iii) revenues from various interruptible services provided under our tariffs.

Lower Litigation Accruals.  Our litigation accruals were lower during the year ended December 31, 2006 as compared to December 31, 2005, due to amounts accrued during 2005 for our outstanding legal claims. For a further discussion of our legal matters, see Note 6 to our Consolidated Financial Statements beginning on page F-16.

Enron Bankruptcy Settlement.  During the third quarter of 2006, we recorded income of approximately $17 million, net of amounts potentially owed to certain customers as a result of the Enron bankruptcy settlement. We may receive additional amounts in the future as settlement proceeds are released by the Bankruptcy Court. For a further discussion of this matter, see Note 6 to our Consolidated Financial Statements beginning on page F-16.

Lower General and Administrative Expense.  During the year ended December 31, 2006, our general and administrative expenses were lower than in 2005, primarily due to a decrease in accrued benefits costs, lower insurance and lower allocated costs from El Paso.

Higher Depreciation Expense.  On January 1, 2006, the effective date of EPNG’s rate case, EPNG began applying higher depreciation rates to its property, plant and equipment which, along with an increase in depreciable plant, resulted in higher depreciation expense for the year ended December 31, 2006.

Higher Rights-Of-Way Expense.  EPNG’s rights-of-way expense was higher for the year ended December 31, 2006 as a result of the interim agreement reached with the Navajo Nation in January 2006. For a further discussion of this matter, see Note 6 to our Consolidated Financial Statements beginning on page F-16.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The following items contributed to our overall EBIT decrease of $79 million for the year ended December 31, 2005 as compared to 2004:

				EBIT
	Revenue	Expense	Other	Impact
	Favorable/(Unfavorable)
	(In millions)

Higher litigation accruals	$—	$(42)	$—	$(42)
Gas not used in operations and revaluations	(15)	(9)	—	(24)
Higher general and administrative expenses	—	(15)	—	(15)
Other(1)	4	(3)	1	2

Total impact on EBIT	$(11)	$(69)	$1	$(79)

(1)	Consists of individually insignificant items.

The following provides further discussions on some of the significant items listed above as well as events that may affect our operations in the future.

Higher Litigation Accruals.  During the year ended December 31, 2005, our litigation accrual was higher than in 2004 due to the settlement and continuing negotiations of several of our outstanding legal claims. We believe our current accruals for our remaining legal matters are adequate. However, the ultimate outcome of the remaining claims could adversely affect our financial results. For further discussion of our legal matters, see Note 6 to our Consolidated Financial Statements beginning on page F-16.

Gas Not Used in Operations and Revaluations.  The financial impact of operational gas is based on the amount of natural gas we are allowed to retain, relative to the amounts of natural gas we use for operating purposes and the price of natural gas. Gas not needed for operations results in revenues to us, which are impacted by volumes and prices during a given period and by factors such as system throughput, facility enhancements and the ability to operate the systems in the most efficient and safe manner. Revenues from gas not used in operations are recognized at the time volumes are retained. Accordingly, we experienced variability in our results based on the volumes and changing prices of these retained volumes. We also experienced variability in our operating results from revaluations of net natural gas imbalances owed to customers and from encroachments against our system gas. These volumetric obligations were recognized as they occurred and were impacted by changing prices each period.

During 2004, we retained, fairly consistently, volumes of natural gas that were not used in operations. During 2005, we experienced a net usage of natural gas in excess of amounts we retained under our tariff. This, along with a steadily increasing natural gas price environment during this timeframe, resulted in unfavorable impacts on our operating results in 2005 versus 2004.

On January 1, 2006, we adopted a fuel tracker related to the actual costs of fuel lost and unaccounted for and other gas balancing costs, such as encroachments against our system gas supply and imbalance cash out price adjustments, with a true-up mechanism for amounts over or under retained.

Higher General and Administrative Expenses.  During the year ended December 31, 2005, our general and administrative expenses were higher than in 2004, primarily due to an increase in benefits accrued under retirement plans, higher insurance and professional fees. We were also allocated higher costs from Tennessee Gas Pipeline Company (TGP), our affiliate, associated with our shared pipeline services. In addition, we allocate certain costs to Colorado Interstate Gas Company (CIG), also our affiliate.

Accounting for Pipeline Integrity Costs.  In December 2005, we adopted the provisions of a FERC accounting release that requires us to expense certain pipeline integrity costs instead of our previous practice of capitalizing them as part of our property, plant and equipment. The adoption of the release did not have a material impact to our income statement for the year ended December 31, 2005.

Affiliated Interest Income

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Affiliated interest income, net for the six months ended June 30, 2007, was $7 million higher than the same period in 2006 due to higher average short-term interest rates and higher average advances to El Paso under its cash management program. The average short-term interest rate for the six months increased from 5.5% in 2006 to 5.9% for the same period in 2007. In addition, the average advances due from El Paso of $902 million for the six months of 2006 increased to $1.1 billion for the same period in 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Affiliated interest income, net for the year ended December 31, 2006, was $21 million higher than in 2005 due to higher average short-term interest rates and higher average advances to El Paso under its cash management program. The average short-term interest rate increased from 4.2% in 2005 to 5.7% in 2006. In addition, the average advances due from El Paso of $779 million in 2005 increased to $947 million in 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Affiliated interest income, net for the year ended December 31, 2005, was $13 million higher than in 2004 due primarily to higher average short-term interest rates and slightly higher average advances to El Paso under its cash management program. The average short-term interest rate increased from 2.4% in 2004 to 4.2% in 2005. In addition, the average advances due from El Paso of $778 million in 2004 increased to $779 million in 2005.

Income Taxes

				Six Months Ended
	Year Ended December 31,			June 30,
	2006	2005	2004	2007	2006
	(In millions, except for rates)

Income taxes	$92	$46	$58	$42	$44
Effective tax rate	38%	42%	33%	38%	38%

Our effective tax rate for 2006 and for the six month period ended June 30, 2007 was different than the statutory rate of 35 percent primarily due to the effect of state income taxes. Our effective tax rate for 2005 was different than the statutory rate of 35 percent primarily due to the effect of state income taxes and non-deductible expenses. Our effective tax rate for 2004 was lower than the statutory rate of 35 percent due to a state income tax adjustment related to the Western Energy Settlement and an adjustment to consolidated deferred taxes related to the Mojave pipeline system. For a reconciliation of the statutory rate to the effective rates for each of the three years in the period ended December 31, 2006, see Note 2 to our Consolidated Financial Statements beginning on page F-13.

Liquidity and Capital Expenditures

Liquidity Overview

Our liquidity needs are provided by cash flows from operating activities. In addition, we participate in El Paso’s cash management program and depending on whether we have short-term cash surpluses or requirements, we either provide cash to El Paso or El Paso provides cash to us in exchange for an affiliated note receivable or payable that is due upon demand. We have historically provided cash advances to El Paso, which we reflect in investing activities in our statement of cash flows. At June 30, 2007, we had a note receivable from El Paso of approximately $1.2 billion of which approximately $69 million was classified as current based on the anticipated settlement of this amount within twelve months. See Note 6 to our Condensed Consolidated Financial Statements on page F-34, for a further discussion of El Paso’s cash management program.

In addition to the cash management program, we are eligible to borrow amounts available under El Paso’s $1.75 billion credit agreement. We are only liable for amounts we directly borrow. As of June 30, 2007, we had no borrowings under the agreement and approximately $0.9 billion of borrowing capacity was available to all eligible borrowers under the agreement. For a further discussion of this credit agreement, see Note 5 to our Consolidated Financial Statements beginning on page F-15.

We believe that cash flows from operating activities combined with amounts available to us under El Paso’s cash management program and its $1.75 billion credit agreement, if necessary, will be adequate to meet our short-term capital requirements for our existing operating needs and planned expansion opportunities. Additionally, El Paso is currently pursuing the formation of a master limited partnership in 2007 to enhance the value and financial flexibility of its pipeline assets and to provide a lower cost source of capital for new projects.

Debt.  In April 2007, we issued $355 million of 5.95% senior notes due in April 2017. A portion of the net proceeds were used to repurchase approximately $301 million of our $355 million, 7.625% notes due in August 2010. The remaining proceeds were used for general corporate purposes.

In March 2007, Moody’s Investor Services upgraded our senior unsecured debt rating to an investment grade rating of Baa3 and upgraded El Paso’s senior unsecured debt rating to Ba3 while maintaining a positive outlook. Additionally, in March 2007, (i) Standard and Poor’s upgraded our senior unsecured debt ratings to BB and upgraded El Paso’s senior unsecured debt rating to BB- maintaining a positive outlook and (ii) Fitch Ratings initiated coverage on us and assigned an investment grade rating of BBB- on our senior unsecured debt and a rating of BB+ on El Paso’s senior unsecured debt.

Capital Expenditures

We have relatively high maintenance capital requirements due, in part, to the requirements of the 2002 Pipeline Safety Act and our continued commitment to maintain and improve the total integrity of our pipeline systems. Under our current plan, we expect to spend between approximately $123 million and $128 million in each of the next three years beginning January 1, 2007, for capital expenditures to maintain the integrity of our pipelines, to comply with clean air regulations and to ensure the safe and reliable delivery of natural gas to our customers. In addition, we have budgeted to spend between approximately $24 million and $74 million in each of the next three years to expand the capacity of our pipeline systems contingent, in part, upon customer commitments to the projects.

Our capital expenditures for the six months ended June 30, 2007, and the amount we expect to spend for the remainder of 2007 to expand and maintain our businesses are listed below. We expect to fund these capital expenditures through a combination of internally generated funds and repayments by El Paso of amounts we advanced under its cash management program.

	Six Months
	Ended
	June 30,	2007
	2007	Remaining	Total
	(In millions)

Maintenance	$54	$63	$117
Expansion	4	19	23

Total	$58	$82	$140

Commitments and Contingencies

Legal Proceedings

For a description of our material legal proceedings, see “Business — Legal Proceedings.”

Environmental Matters

For a discussion of our environmental matters, see Note 6 to our Consolidated Financial Statements beginning on page F-16.

Critical Accounting Policies

A critical accounting policy involves the use of complicated processes, assumptions and/or judgments in the preparation of our financial statements. Below is a discussion of our critical accounting policies.

Cost-Based Regulation.   We account for our regulated operations under the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation” The economic effects of regulation can result in a regulated company recording assets for costs that have been or are expected to be approved for recovery from customers or recording liabilities for amounts that are expected to be returned to customers in the rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, we record assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. Management continually assesses whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, management believes the existing regulatory assets are probable of recovery. We periodically evaluate the applicability of SFAS No. 71, and consider factors such as regulatory changes and the impact of competition. If cost-based regulation ends or competition increases, we may have to reduce certain of our asset balances to reflect a market basis lower than cost and write-off the associated regulatory assets. We had no regulatory liabilities for the periods included in the financial statements.

Accounting for Legal and Environmental Reserves.  We accrue legal and environmental reserves when our assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered and an amount can be reasonably estimated. Estimates of our liabilities are based on our evaluation of potential outcomes, currently available facts, and in the case of environmental reserves, existing technology and presently enacted laws and regulations taking into consideration the likely effects of societal and economic factors, estimates of associated onsite, offsite and groundwater technical studies and legal costs. Actual results may differ from our estimates, and our estimates can be, and often are, revised in the future, either negatively or positively, depending upon actual outcomes or changes in expectations based on the facts surrounding each matter. As of December 31, 2006, we had accrued approximately $24 million for environmental matters and approximately $16 million for outstanding legal matters.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2006, for each of the years presented.

	2007	2008	2009	2010		2011	Thereafter	Total
	(In millions)

Long-term obligations:(1)
Principal	$—	$—	$—	$355	(2)	$—	$760	$1,115
Interest	90	90	90	90	(2)	63	975	1,398
Capital commitments(3)	17	—	—	—		—	—	17
Operating lease obligations(1)	8	2	2	1		—	—	13

Total contractual obligations	$115	$92	$92	$446		$63	$1,735	$2,543

(1)	See Notes 5 and 6 to our Consolidated Financial Statements beginning on page F-15.
(2)	In April 2007, approximately $301 million of this debt was refinanced with the 5.95% senior notes registered in this prospectus.

(3)	Amount relates to planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditure.

Guarantees

We or El Paso are or have been involved in various ownership and other contractual arrangements that sometimes require us to provide additional financial support that results in our issuance of financial and performance guarantees. In a financial guarantee, we are obligated to make payments if the guaranteed party fails to make payments under, or violates the terms of, the financial arrangement. In a performance guarantee, we provide assurance that the guaranteed party will execute on the terms of the contract. If they do not, we are required to perform on their behalf. As of December 31, 2006, we had approximately $11 million of financial and performance guarantees not otherwise reflected in our financial statements.

New Accounting Pronouncements Issued But Not Yet Adopted

As of June 30, 2007, there were several accounting standards and interpretations that had not yet been adopted by us. For more information, see Note 1 to our Consolidated Financial Statements beginning on page F-8 and Note 1 to our Condensed Consolidated Financial Statements beginning on Page F-29.

Quantitative And Qualitative Disclosures About Market Risk

Our primary market risk is exposure to changing interest rates. The table below shows the carrying value and related weighted average effective interest rates of our interest bearing securities by expected maturity dates and the fair value of those securities. The fair values of our fixed rate long-term debt securities have been estimated based on quoted market prices for the same or similar issues.

	June 30, 2007
	Expected Fiscal Year of Maturity
	of Carrying Amounts				December 31, 2006
				Fair	Carrying	Fair
	2010	Thereafter	Total	Value	Amount	Value
	(In millions, except for rates)

Liabilities:
Long-term debt — fixed rate	$53	$1,113	$1,166	$1,276	$1,111	$1,273
Average effective interest rate	7.9%	7.5%

BUSINESS

Overview and Strategy

We are a Delaware corporation incorporated in 1928, and an indirect wholly owned subsidiary of El Paso Corporation (El Paso). Our primary business consists of the interstate transportation and storage of natural gas. We conduct our business activities through our natural gas pipeline systems and a storage facility as discussed below.

Each of our pipeline systems and our storage facility operates under tariffs approved by the Federal Energy Regulatory Commission (FERC) that establish rates, cost recovery mechanisms and other terms and conditions of service to our customers. The fees or rates established under our tariffs are a function of our costs of providing services to our customers, including a reasonable return on our invested capital.

Our strategy is to protect and enhance the value of our transmission and storage business by:

•	Successfully recontracting expiring transportation capacity;

•	Developing storage capacity to serve our market area;

•	Focusing on cost efficiencies, especially fuel use;

•	Successfully completing expansion projects; and

•	Attracting new supply and transporting natural gas to new markets.

Below is a further discussion of our pipeline systems and storage facility.

The EPNG System.  The EPNG system consists of approximately 10,300 miles of pipeline with a winter sustainable west-flow capacity of 4,850 MMcf/d and approximately 800 MMcf/d of east-end deliverability. During 2006, 2005 and 2004, average throughput was 4,179 BBtu/d, 4,053 BBtu/d and 4,074 BBtu/d. This system delivers natural gas from the San Juan, Permian and Anadarko basins to markets in California, Arizona, Nevada, New Mexico, Oklahoma, Texas and northern Mexico.

The Mojave Pipeline Company (Mojave) System.  The Mojave system consists of approximately 400 miles of pipeline with a design capacity of approximately 407 MMcf/d. During 2006, 2005 and 2004, average throughput was 461 BBtu/d (including 385 BBtu/d transported for the EPNG system), 161 BBtu/d and 161 BBtu/d. This system connects with the EPNG system near Cadiz, California, the EPNG and Transwestern systems at Topock, Arizona and the Kern River Gas Transmission Company system in California. This system also extends to customers in the vicinity of Bakersfield, California.

Storage Facility.  Prior to 2006, we utilized our Washington Ranch underground storage facility located in New Mexico, which has up to approximately 44 Bcf of underground working natural gas storage capacity solely to manage our system transportation needs. In 2006, we also began using this facility to offer interruptible storage services.

Markets and Competition

Our customers consist of natural gas distribution and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines, and natural gas marketing and trading companies. We provide transportation service in our natural gas supply and market areas and provide storage services in our supply areas. Our pipeline systems connect with multiple pipelines that provide our customers with access to diverse sources of supply and various natural gas markets.

Imported LNG is one of the fastest growing supply sectors of the natural gas market. LNG terminals and other regasification facilities can serve as important sources of supply for pipelines, enhancing their delivery capabilities and operational flexibility and complementing traditional supply transported into market areas. However, these LNG delivery systems also may compete with us for transportation of gas into market areas we serve.

Electric power generation is the fastest growing demand sector of the natural gas market. The growth of the electric power industry potentially benefits the natural gas industry by creating more demand for natural gas turbine generated electric power. This effect is offset, in varying degrees, by increased generation efficiency, the more effective use of surplus electric capacity, increased natural gas prices and the use and availability of other fuel sources for power generation. In addition, in several regions of the country, new additions in electric generating capacity have exceeded load growth and electric transmission capabilities out of those regions. These developments may inhibit owners of new power generation facilities from signing firm contracts with us.

We provide transportation services in the southwestern U.S. and to the Mexican border through connections to other pipelines. These have recently been among the fastest growing regions in the U.S. and in Mexico; therefore, the market demand for natural gas distribution as well as gas-fired electric generation capacity has experienced considerable growth in these areas. The combined capacity of all pipeline companies serving California, our largest market, is approximately 8.5 Bcf/d and we provide approximately 39 percent of this capacity. In 2006, the demand for interstate pipeline capacity to California averaged 5.2 Bcf/d, equivalent to approximately 61 percent of the total interstate pipeline capacity serving that state. Natural gas shipped to California on our system represented approximately 29 percent of the natural gas consumed in that state in 2006.

Our existing transportation and storage contracts mature at various times and in varying amounts of throughput capacity. Our ability to extend our existing contracts or remarket expiring capacity is dependent on competitive alternatives, the regulatory environment at the federal, state and local levels and market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or renegotiated contracts will be affected by current prices, competitive conditions and judgments concerning future market trends and volatility. Subject to regulatory requirements, we attempt to recontract or remarket our capacity at the rates allowed under our tariffs, although at times, we discount these rates to remain competitive.

The following table details our customers, contracts and competition on our pipeline systems as of December 31, 2006:

Pipeline
System	Customer Information	Contract Information	Competition

EPNG	Approximately 160 firm and interruptible customers	Approximately 190 firm transportation contracts. Weighted average remaining contract term of approximately four years.	EPNG faces competition in the west and southwest from other existing and proposed pipelines, from California storage facilities, and alternative energy sources that are used to generate electricity such as hydroelectric, nuclear, wind, coal and fuel oil. In addition, construction of facilities to bring LNG into California and northern Mexico are underway.
Major Customers:
Southern California
Gas Company (SoCal)
	(101 BBtu/d)	Expires in 2007.
	(187 BBtu/d)	Expires in 2009.
	(561 BBtu/d)	Expire in 2010-2011.
Southwest Gas Corporation
	(11 BBtu/d)	Expires in 2008.
	(476 BBtu/d)	Expire in 2011-2015.

Mojave	Approximately 20 firm and interruptible customers	Approximately six firm transportation contracts. Weighted average remaining contract term of approximately seven years.	Mojave faces competition from other existing and proposed pipelines and alternative energy sources that are used to generate electricity such as hydroelectric, nuclear, wind, coal and fuel oil. In addition, construction of facilities to bring LNG into California and northern Mexico are underway.
Major Customers:
Los Angeles Department of Water and Power
	(50 BBtu/d)	Expires in 2007.
EPNG
	(312 BBtu/d)	Expires in 2015.

Regulatory Environment

Our interstate natural gas transmission systems and storage operations are regulated by the FERC under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. We operate under tariffs approved by the FERC that establish rates, cost recovery mechanisms, terms and conditions of service to our customers. Generally, the FERC’s authority extends to:

•	rates and charges for natural gas transportation and storage;

•	certification and construction of new facilities;

•	extension or abandonment of services and facilities;

•	maintenance of accounts and records;

•	relationships between pipelines and certain affiliates;

•	terms and conditions of services;

•	depreciation and amortization policies;

•	acquisition and disposition of facilities; and

•	initiation and discontinuation of services.

Our interstate pipeline systems are also subject to federal, state and local statutes and regulations regarding pipeline safety and environmental matters. We have ongoing inspection programs designed to keep all of our facilities in compliance with pipeline safety and environmental requirements and we believe that our systems are in material compliance with the applicable requirements.

We are subject to U.S. Department of Transportation regulations that establish safety requirements in the design, construction, operation and maintenance of our interstate natural gas transmission systems and storage facility. Our operations on U.S. government land are regulated by the U.S. Department of the Interior.

Environmental

A description of our environmental activities is included in Note 6 to our Consolidated Financial Statements beginning on page F-16.

Employees

As of September 12, 2007, we had approximately 840 full-time employees, none of whom are subject to a collective bargaining arrangement.

Properties

We believe that we have satisfactory title to the properties owned and used in our businesses, subject to liens for taxes not yet payable, liens incident to minor encumbrances, liens for credit arrangements and easements and restrictions that do not materially detract from the value of these properties, our interests in these properties or the use of these properties in our businesses. We believe that our properties are adequate and suitable for the conduct of our business in the future.

Legal Proceedings

Sierra Pacific Resources and Nevada Power Company v. El Paso et al.  In April 2003, Sierra Pacific Resources and Nevada Power Company filed a suit in the U.S. District Court for the District of Nevada against us, our affiliates and unrelated third parties, alleging that the defendants conspired to manipulate prices and supplies of natural gas in the California-Arizona border market from 1996 to 2001. In January 2004, the court twice dismissed the lawsuit. The plaintiffs have appealed that dismissal to the U.S. Court of Appeals for the Ninth Circuit. The appeal has been fully briefed and argued. Our costs and legal exposure related to this lawsuit are not currently determinable.

Carlsbad.  In August 2000, a main transmission line owned and operated by us ruptured at the crossing of the Pecos River near Carlsbad, New Mexico. Twelve individuals at the site were fatally injured. In June 2001, the U.S. Department of Transportation’s (DOT) Office of Pipeline Safety issued a Notice of Probable Violation and Proposed Civil Penalty to us. The Notice alleged violations of DOT regulations, proposed fines totaling $2.5 million and proposed corrective actions. In April 2003, the National Transportation Safety Board issued its final report on the rupture, finding that the rupture was probably caused by internal corrosion that was not detected by our corrosion control program. In December 2003, this matter was referred by the DOT to the Department of Justice (DOJ). We have resolved this matter with the DOT and the DOJ, paying a fine of $15.5 million in July 2007 and entering into a consent decree that covers our implementation of certain capital, maintenance, and other programs, the majority of which were already included in our normal pipeline integrity and maintenance plans.

In addition, a lawsuit entitled Baldonado et al. v. EPNG was filed in June 2003, in state court in Eddy County, New Mexico, on behalf of 26 firemen and emergency medical service personnel who responded to the fire and who allegedly have suffered psychological trauma. This case was dismissed by the trial court, but was appealed to the New Mexico Court of Appeals. In June 2006, the New Mexico Court of Appeals affirmed the dismissal of the plaintiff’s claims for negligent infliction of emotional distress but reversed the dismissal of the claims for intentional infliction of emotional distress. In April 2007, the New Mexico Supreme Court upheld the appellate court’s dismissal of the claims for negligent infliction of emotional distress, but is still reviewing the claims for intentional infliction of emotional distress. Our costs and legal exposure related to the Baldonado lawsuit are currently not determinable; however, we believe these matters will be fully covered by insurance.

Gas Measurement Cases.  We and a number of our affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act, which has been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In October 2006, the U.S. District Judge issued an order dismissing all claims against all defendants. An appeal has been filed.

Similar allegations were filed in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs currently seek certification of a class of royalty owners in wells on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. Motions for class certification have been briefed and argued in the proceedings and the parties are awaiting the court’s ruling. The plaintiffs seek an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. Our costs and legal exposure related to this lawsuit and claim are not currently determinable.

Bank of America.  We are a named defendant, along with Burlington Resources, Inc. (Burlington), now a subsidiary of ConocoPhillips, in a class action lawsuit styled Bank of America, et al. v. El Paso Natural Gas and Burlington Resources Oil and Gas Company, L.P., filed in October 2003 in the District Court of Kiowa County, Oklahoma asserting royalty underpayment claims as to specified shallow wells in Oklahoma, Texas and New Mexico. Plaintiffs assert that royalties were underpaid starting in the 1980s when the purchase price of gas was lowered below the Natural Gas policy Act maximum lawful prices. Plaintiffs assert that royalties were further underpaid by Burlington as a result of post-production cost deductions taken starting in the late 1990s. This action was transferred to Washita County District Court in 2004. A tentative settlement reached in November 2005 was disapproved by the Court in June 2007. A class certification hearing has been scheduled for January 2008. A companion case styled Bank of America v. El Paso Natural Gas involving similar claims made as to certain wells in Oklahoma was settled in 2006.

In addition to the above matters, we and our subsidiaries and affiliates are also named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters, including those discussed above, cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we believe we have established appropriate reserves for these matters. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters and adjust our accruals accordingly, and these adjustments could be material. At June 30, 2007, we had accrued approximately $16 million for our outstanding legal matters.

MANAGEMENT

Executive Officers and Directors

The following provides biographical information for each of our executive officers and directors as of August 28, 2007. Directors are elected annually by our parent, and hold office until their successors are elected and duly qualified. Each executive officer named in the following table has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office.

There are no family relationships among any of our executive officers or directors, and, unless described herein, no arrangement or understanding exists between any executive officer and any other person pursuant to which he was or is to be selected as an officer.

Name	Age	Position	Officer Since

James J. Cleary	52	President and Director (Principal Executive Officer)	2004
James C. Yardley	55	Chairman of the Board	2006
John R. Sult	48	Senior Vice President, Chief Financial Officer, and Controller (Principal Accounting Officer and Financial Officer)	2005
Daniel B. Martin	51	Senior Vice President and Director	2000
Thomas L. Price	52	Vice President and Director	2002

James J. Cleary has been President and Director since January 2004. He also serves as President and Director of our affiliate Colorado Interstate Gas Company since January 2004. Mr. Cleary served as Chairman of the Board from May 2005 to August 2006 and Chairman of the Board of our affiliate Colorado Interstate Gas Company during the same period. From January 2001 through December 2003, he served as President of our affiliate ANR Pipeline Company. Prior to that time, Mr. Cleary served as Executive Vice President of our affiliate Southern Natural Gas Company from May 1998 to January 2001. Mr. Cleary also worked for Southern Natural Gas Company and its affiliates in various capacities beginning in 1979.

James C. Yardley has been Chairman of the Board since August 2006. Mr. Yardley also serves as Executive Vice President of El Paso and Chairman of the Board of El Paso’s Pipeline Group since August 2006. He has been Chairman of the Board and President of Southern Natural Gas Company since May 2005, and a director and President of Southern Natural Gas Company since May 1998. He served as Vice President, Marketing and Business Development for Southern Natural Gas Company from April 1994 to April 1998. Prior to that time, Mr. Yardley worked in various capacities with Southern Natural Gas and Sonat Inc. since 1978.

John R. Sult has been Senior Vice President, Chief Financial Officer and Controller since November 2005. Mr. Sult also serves as Senior Vice President and Controller (Chief Accounting Officer) of our parent El Paso and as Senior Vice President of our affiliates Southern Natural Gas Company, Colorado Interstate Gas Company, and Tennessee Gas Pipeline Company. He held the position of Vice President and Controller at Halliburton Energy Services Company from August 2004 until joining El Paso in October 2005. He was an independent consultant from December 2002 until August 2004. From 1994 until December 2002 he was an Audit Partner with Arthur Andersen LLP.

Daniel B. Martin has been a Director since May 2005 and Senior Vice President since February 2000. Mr. Martin also serves as Senior Vice President of our affiliates Southern Natural Gas Company and Tennessee Gas Pipeline Company since 2000 and Senior Vice President of our affiliate Colorado Interstate Gas Company since 2001. He also serves as a director Southern Natural Gas Company, Colorado Interstate Gas Company, and Tennessee Gas Pipeline Company. Prior to that time, Mr. Martin worked in various capacities with Tennessee Gas Pipeline Company since 1978.

Thomas L. Price has been a Director since November, 2005 and Vice President since June, 2002. Mr. Price also serves as Vice President of our affiliate Colorado Interstate Gas Company since February 2002 and as a director since 2005. Prior to that time, Mr. Price worked in various capacities with Colorado Interstate Gas Company since 1980.

We are a wholly owned subsidiary of El Paso and rely on El Paso for certain support services. As a result, we do not have a separate audit committee or audit committee financial expert. Also, we have not adopted a separate code of ethics. However, our executives are subject to El Paso’s Code of Business Conduct which is available for your review at El Paso’s website, www.elpaso.com. Information from El Paso’s website is not part of this prospectus.

EXECUTIVE COMPENSATION

All of our executive officers are officers or employees of El Paso or one or more of its other subsidiaries and devote a substantial portion of their time to El Paso or such other subsidiaries and affiliates. None of our executive officers receives any compensation from EPNG or its subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

None of our common stock is held by any director or executive officer. No family relationship exists between any of our directors or executive officers. The following information relates to the only entity known to us to be the beneficial owner, as of August 28, 2007, of more than five percent of our voting securities.

		Amount and Nature of
Title of Class	Name	Beneficial Ownership	Percent of Class

Common Stock	El Paso EPNG Investments, L.L.C.(1) 1001 Louisiana Street Houston, Texas 77002	1,000 shares	100%

(1)	We are a direct wholly-owned subsidiary of El Paso EPNG Investments, L.L.C. which is a direct wholly-owned subsidiary of El Paso Corporation.

The following table sets forth, as of August 28, 2007, the number of shares of common stock of El Paso owned by each of our executive officers and directors and all of our directors and executive officers as a group.

	Shares of	Shares		Percentage of
	Common	Underlying	Total Shares	Total Shares
	Stock	Options	of Common	of Common
	Owned	Exercisable	Stock	Stock
	Directly or	Within	Beneficially	Beneficially
Name of Beneficial Owner	Indirectly	60 Days(1)	Owned	Owned(2)

James J. Cleary	62,808	205,562	268,370		*
James C. Yardley	176,947	273,280	450,227		*
John R. Sult	54,657	33,413	88,070		*
Daniel B. Martin	123,889	242,565	366,454		*
Thomas L. Price	52,592	54,189	106,781		*
All directors and executive officers as a group (five persons)	470,893	809,008	1,279,902		*

*	Less than 1%.

(1)	The shares indicated represent stock options granted under El Paso’s current or previous stock option plans, which are currently exercisable or which will become (1) exercisable within 60 days of August 28, 2007. Shares subject to options cannot be voted.

(2)	Based on 700,543,326 shares outstanding as of July 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Cash Management Program.  We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. We have historically provided cash to El Paso in exchange for an affiliated note receivable that is due upon demand. At June 30, 2007 and December 31, 2006, we have a note receivable from El Paso of approximately $1.2 billion and $1.1 billion. We classified $69 million of this receivable as current on our balance sheet at June 30, 2007, based on the anticipated settlement of this amount within twelve months. The interest rate on this note at June 30, 2007 and December 31, 2006 was 6.1% and 5.3%.

Taxes.  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. At June 30, 2007 and December 31, 2006, we have income taxes payable of $82 million and $81 million. The majority of these balances, as well as our deferred income taxes, will become payable to El Paso.

During the first quarter of 2007, we amended our tax sharing agreement and intercompany tax billing policy with El Paso to clarify the billing of taxes and tax related items to El Paso’s subsidiaries. El Paso billed us $40 million for certain tax attributes previously reflected as deferred income taxes in our financial statements. As of June 30, 2007, these amounts had been settled through intercompany accounts.

Other Affiliate Balances.  At June 30, 2007 and December 31, 2006, we had contractual deposits with our affiliates of $7 million, included in other current liabilities on our balance sheets.

Affiliate Revenues and Expenses.  We provide natural gas transportation services to an affiliate under long-term contracts. We entered into these contracts in the normal course of business and the services are based on the same terms as non-affiliates.

El Paso bills us directly for certain general and administrative costs and allocates a portion of its general and administrative costs to us. In addition to allocations from El Paso, we are also allocated costs from TGP associated with our pipelines services. We also allocate costs to Colorado Interstate Gas Company for its share of our pipeline services. The allocations from El Paso and TGP are based on the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll.

The following table shows revenues and charges from our affiliates for the periods indicated:

				Six Months Ended
	Year Ended December 31,			June 30,
	2006	2005	2004	2007	2006
	(In millions)

Revenues from affiliates	$17	$17	$18	$9	$8
Operation and maintenance expenses from affiliates	52	67	62	27	27
Reimbursements of operating expenses charged to affiliates	16	16	14	8	8

THE EXCHANGE OFFER

Exchange Terms

Old Notes in an aggregate principal amount of $355 million are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $355 million. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest.

The New Notes will bear interest at a rate of 5.95% per year, payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2007. Interest on the Old Notes for the period from April 4, 2007 to October 1, 2007 will be paid on October 1, 2007 to the holders of record of the Old Notes as of the close of business on September 15, 2007. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for transferable New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	any New Notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under “— Transfer Taxes.”

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing Old Notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires at 5:00 p.m., New York City time, on          , 2007, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of Old Notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under “— Withdrawal of Tenders.”

Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

Resale of New Notes

Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring New Notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•	you cannot rely on the interpretation of the staff of the SEC set forth in those letters, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of New Notes.

Acceptance of Old Notes for Exchange

We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes tendered for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.

We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

•	terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof and any other required documents. Alternatively, in the case of Old Notes tendered by book-entry transfer, New Notes will be issued after timely receipt by the exchange agent of an agent’s message, as defined below under “Procedures for Tendering Old Notes — Tendering Old Notes Held Through Depository Trust Company.” For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.

If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments”, “— Conditions of the Exchange Offer” and “— Withdrawal of Tenders”, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer”, such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.

Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in “Transfer Taxes” or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Old Notes

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old

Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through Depository Trust Company

The exchange agent and Depository Trust Company (“DTC”) have confirmed that the exchange offer is eligible for the DTC’s automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Certificated Form

For a holder to validly tender Old Notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below.

A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of Transmittal and Old Notes should be sent only to the exchange agent, and not to us or to DTC.

The method of delivery of Old Notes, Letters of Transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Old Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Old Notes will be accepted.

Signature Guarantee

Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the “Special Issuance Instructions” nor the “Special Delivery Instructions” box on the letter of transmittal has been completed, or

•	the Old Notes are tendered for the account of an eligible institution.

An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer

The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account. However, although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, (i) a properly completed and validly executed Letter of Transmittal, or a manually signed facsimile thereof or (ii) an agent’s message (as defined above in “— Procedures for Tendering Old Notes — Tendering of Old Notes Held Through Depository Trust Company”) instead of the letter of transmittal, must be received by the exchange agent at one of its addresses set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If you wish to tender your Old Notes and:

(1) certificates representing your Old Notes are not lost but are not immediately available,

(2) time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

you may nevertheless tender if all of the following conditions are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

Other Matters

New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.

We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of Old Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of Old Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “— Exchange Agent”, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn, and

•	identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.

If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the expiration date.

Conditions of the Exchange Offer

Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer. In addition, we may postpone the acceptance for exchange of tendered Old Notes, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer.

Transfer Taxes

We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

•	delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

•	tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order,

the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

Consequences of Failing to Exchange

If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

•	as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering circular distributed in connection with the private offering of the Old Notes.

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.

Exchange Agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

The exchange agent for the exchange offers is:

Wilmington Trust Company

By Certified or Registered Mail:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attention: Alisha Clendaniel

By Overnight Courier or Hand:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attention: Alisha Clendaniel

By Facsimile Transmission:

(302) 636-4139
Attention: Exchanges

Confirm by Telephone:
(302) 636-6470
For Information Call:
(302) 636-6470

DESCRIPTION OF THE NOTES

The New Notes will be, and the Old Notes are, our direct, unsecured and unsubordinated general obligations. The New Notes will be issued, and the Old Notes were issued, under an indenture, dated as of November 13, 1996, between us and Wilmington Trust Company, as successor in interest to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as indenture trustee (“trustee”), and a supplemental indenture thereto dated as of April 4, 2007 (as so supplemented, the “indenture”). You may obtain a copy of the indenture from the trustee at its corporate trust office in Wilmington, Delaware. The terms of the notes include those stated in the indenture and made a part thereof by reference to the Trust Indenture Act of 1939, as amended, and in effect on the date of the indenture.

We have summarized selected provisions of the indenture below. This summary of the material terms of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including the definitions of terms therein, and the Trust Indenture Act. We have included at the end of this section a summary of capitalized terms used in this section. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes.

General

The notes:

•	are our general unsecured obligations;

•	rank equally with all of our other existing and future senior, unsecured and unsubordinated debt;

•	rank senior to any of our future subordinated debt; and

•	constitute a new series of our senior unsecured obligations under the indenture.

As June 30, 2007, we had total indebtedness of approximately $1.2 billion, all of which was senior unsecured indebtedness.

Principal, Maturity and Interest

The notes will mature on April 15, 2017. We may issue additional notes of this series from time to time in the future which would contain the same terms as the notes offered hereby, without the consent of the holders of the notes.

Interest on the notes will:

•	accrue at the rate of 5.95% per year;

•	be payable semiannually in arrears on April 15 and October 15 of each year , commencing October 15, 2007;

•	be payable to the person in whose name the notes are registered at the close of business on the relevant April 1 and October 1 (whether or not a business day) preceding the applicable interest payment date;

•	be computed on the basis of a 360-day year comprised of twelve 30-day months; and

•	be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay), except that if such business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

Denominations

The notes will be issued in registered form in denominations of $2,000 each or integral multiples of $1,000 thereof.

Optional Redemption of Notes

The notes will be redeemable, in whole or in part, at our option at any time in whole, or from time to time in part, prior to their maturity date, at the Make-Whole Price, on not less than 30 calendar days nor more than 60 calendar days notice prior to the date of redemption and in accordance with the provisions of the indenture.

The notice of redemption will set forth the manner of calculation of the Make-Whole Price, but not necessarily its amount. We will notify the trustee of the amount of the Make-Whole Price with respect to any redemption promptly after the calculation thereof, and the trustee will not be responsible for the accuracy of the calculation.

We may purchase notes in the open market, by tender or otherwise. Notes so purchased may be held, resold or surrendered to the trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and other securities laws and regulations in connection with any such purchase. The notes may be defeased in the manner provided in the indenture.

Additional Notes

We may, without the consent of the holders of the notes, create and issue additional notes of this series ranking equally with these notes in all respects, so that such additional notes shall be consolidated and form a single series with these notes and shall have the same terms as to status, redemption or otherwise as these notes. No additional notes may be issued if an event of default under the indenture has occurred and is continuing with respect to the notes.

Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Consolidation, Merger or Sale

Under the indenture, we may not consolidate with or merge into any other person or entity or sell, lease or transfer all or substantially all of our properties and assets to any other person or entity unless:

•	in the case of a merger, we are the surviving entity, or the entity formed by the consolidation or into which we are merged expressly assumes, by execution and delivery to the trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;

•	in the case of the sale, lease or transfer of all or substantially all of our properties and assets, the person or entity which acquires our properties and assets expressly assumes, by execution and delivery to the Trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;

•	immediately after giving effect to the transaction, no default or event of default under the indenture exists; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that the consolidation, merger, sale, transfer or lease and the supplemental indenture required in connection with the transaction comply with the terms of the indenture and that we have complied with all conditions precedent.

After any consolidation or merger or any sale, lease or transfer of our properties and assets, the successor person or entity formed by such consolidation or into which we are merged or to which such sale, lease or transfer is made shall succeed to and be substituted for us under the indenture as if the successor person or entity had been originally named in the indenture and may exercise every one of our rights and powers under the indenture. Thereafter, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the notes.

Modification of Indenture

At any time and without the consent of the holders of the notes, we and the trustee may modify the indenture and enter into one or more supplemental indentures for any of the following purposes:

•	to secure the notes;

•	to evidence the succession of another person or entity under the indenture and the assumption by the succeeding person or entity of our covenants;

•	to add to our covenants or events of default for the benefit of the holders of the notes or to surrender any of our rights and powers under the indenture;

•	to add to, change or eliminate any of the provisions of the indenture provided there is no outstanding security entitled to the benefit of such provision;

•	to establish the general forms and terms of securities of any series as permitted under the indenture;

•	to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision; to comply with any applicable mandatory provisions of law, provided that any such actions shall not materially adversely affect the interest of the holders of the notes;

•	to evidence and provide for the acceptance of the appointment of a successor trustee and to add to or change any provisions necessary to provide for or facilitate the administration of the trusts by more than one trustee; and

•	to modify, eliminate or add to the provisions of the indenture to the extent necessary to comply with the Trust Indenture Act.

With the consent of the holders of a majority in aggregate principal amount of the outstanding notes, we and the trustee may add, change or eliminate any provision of the indenture or modify in any manner the rights of the holders of the notes; provided, however, we and the trustee may not, without the consent of each holder of the notes:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the notes, or reduce the principal amount of, the premium on or the rate of interest on the notes;

•	reduce the percentage in principal amount of the notes required to consent to any supplemental indenture or waive compliance with the indenture or waive defaults under it;

•	change our obligation to maintain an office or agency as specified in the indenture; or

•	modify any provisions of the indenture governing modifications, waiver of past defaults and waiver of certain covenants, except to increase any percentages required under such provisions or to provide that other provisions of the indenture cannot be modified without the consent of each holder of the notes.

Events of Default

“Event of default” when used in the indenture, means any of the following with respect to the notes:

•	failure to pay the principal of or any premium on any note when due;

•	failure to pay interest on any note for 30 days;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	if we commence a voluntary case in bankruptcy, consent to the entry of any order of relief against us in an involuntary bankruptcy case, consent to the appointment of a custodian over us or all or substantially all of our assets or make a general assignment for the benefit of creditors; or

•	if a court of competent jurisdiction enters a bankruptcy order either for relief against us in an involuntary case, or appointing a custodian over us or all or substantially all of our assets, or ordering our liquidation; and the order or decree remains unstayed and in effect for 90 days.

An event of default for the notes does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of the notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for the notes occurs and continues, the trustee or the holders of at least 25% in the aggregate principal amount of the notes of the series may declare the entire principal of the notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can void the declaration.

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for the notes.

Covenants

Under the indenture, we will:

•	pay the principal of, and interest and any premium on, the notes when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Limitation on Liens.  The indenture provides that we will not, nor will we permit any of our restricted subsidiaries to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our debt or of any other person (other than the senior debt securities issued under the indenture), without causing all of the senior debt securities (including the notes) outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long as the new debt is so secured. This restriction does not prohibit us from creating the following:

•	liens existing on the date of the indenture or created under an “after-acquired property” clause;

•	purchase price liens created within one year after purchase;

•	liens already existing on newly acquired property or assets;

•	liens already existing on the property or assets of a new restricted subsidiary;

•	liens already on property or assets when acquired by us or a restricted subsidiary, or when we or a restricted subsidiary acquire the owner of the property or asset;

•	liens securing construction or improvement incurred prior to or up to one year after completion;

•	liens on oil, gas, mineral and processing and other plant properties to secure costs associated with the properties and their exploration, development, maintenance or operation;

•	liens connected with our conveyance (including conveyances by our restricted subsidiaries) of a production payment relating to oil, gas, natural gas or other natural resources;

•	liens in favor of us or our restricted subsidiaries;

•	liens connected to the issuance of a tax-exempt debt to acquire or construct property or assets;

•	liens of a foreign restricted subsidiary to secure its debt;

•	permitted liens (as defined below);

•	liens upon additions, improvements, replacements, repairs, fixtures, appurtenances or component parts attaching to or required to be attached to property or assets under the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted above; or

•	any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to above, or of any debt which it secures; provided, that the principal amount of the debt secured shall not exceed the greater of the principal amount of debt secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); and further provided, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

In addition, this limitation on liens does not apply to other liens, not otherwise excepted above, provided that the aggregate principal amount of all debt then outstanding secured by such other liens together will all net sale proceeds from sale-leaseback transactions (other than the permitted sale-leaseback transactions discussed below) does not exceed 15% of our Consolidated Net Tangible Assets (as defined below).

Limitation on Sale-Leaseback Transactions.  The indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless:

•	such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later;

•	the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years;

•	we or such restricted subsidiary would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the senior debt securities; or

•	we or such restricted subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to (A) the repayment, redemption or retirement of our funded debt or funded debt of such restricted subsidiary, or (B) investment in another principal property.

In addition, this limitation on sale-leaseback transactions does not apply to other sale-leaseback transactions, not otherwise excepted above, provided that the net sale proceeds from such other sale-leaseback transactions together with the aggregate principal amount of outstanding debt secured by liens upon any principal property (other than that debt secured by liens excepted from the limitation on liens as discussed above) does not exceed 15% of our Consolidated Net Tangible Assets (as defined below).

Definitions

The following is a summary of capitalized terms used in this summary description of the notes:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Funded debt” means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Independent Investment Banker” means Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and their respective successors, or, if any such firm or their successors, if any, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

“Make-Whole Price” means an amount equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points,

plus, in the case of both (1) and (2), accrued and unpaid interest thereon to the date of redemption. Unless we default in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed. If we redeem a note in part only, a new note of like tenor for the unredeemed portion thereof and otherwise having the same terms as the note partially redeemed will be issued in the name of the holder of the note upon the presentation and surrender thereof.

“Permitted liens” means (1) liens upon rights-of-way for pipeline purposes; (2) any governmental lien, mechanics’, materialmen’s, carriers’ or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction; (3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (4) liens of taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity of which is being contested at the time by us or any of our subsidiaries in good faith; (5) liens of, or to secure performance of, leases; (6) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (7) any lien upon property or assets acquired or sold by us or any of our restricted subsidiaries resulting from the exercise of any rights arising out of defaults on receivables; (8) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (9) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any of our restricted subsidiaries in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (10) any lien in favor of the United States or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.

“Principal property” means (1) any pipeline assets owned by us or any of our subsidiaries, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the United States or Canada, and (2) any processing or manufacturing plant owned or leased by us or any of our subsidiaries that are located within the United States or Canada, except, in the case of either clause (1) or (2), any such assets or plant which, in the opinion of our board of directors, is not material in relation to the activities of us and our subsidiaries as a whole.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and two additional primary U.S. government securities dealers in New York City selected by the trustee after consultation with us, and their respective successors (provided, however, that if any such firm or any such successor shall cease to be a primary U.S. government securities dealer in New York City, the trustee, after consultation with us, shall substitute therefor another dealer).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Restricted subsidiary” means any of our subsidiaries owning or leasing any principal property.

“Sale-leaseback transaction” means the sale or transfer by us or any of our restricted subsidiaries of any principal property to a person (other than us or a subsidiary) and the taking back by us or any of our restricted subsidiaries, as the case may be, of a lease of such principal property.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if the release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

Defeasance

We will be discharged from our obligations on the notes at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to us, we will make all payments of principal of, premium, if any, and interest and additional interest, if any, on the notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the security register.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of the notes will be given by mail to the addresses of such holders as they appear in the security register. No periodic evidence is required to be furnished as to the absence of default or as to compliance with the terms of the indenture.

No Personal Liability of Officers, Directors, Employees or Stockholders

No director, officer, employee or stockholder, as such, of us or any of our affiliates will have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.

Concerning the Trustee

Wilmington Trust Company is the trustee for the notes under the indenture. In the ordinary course of business, Wilmington Trust Company or its affiliates have provided and may in the future continue to provide trust services and other financial services to us and our subsidiaries, El Paso and other affiliates of El Paso for which they have received and will receive compensation. The trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained or incorporated by reference in this offering memorandum, except for such information that specifically pertains to the trustee.

BOOK-ENTRY AND SETTLEMENT; DEPOSITARY PROCEDURES

The New Notes will be issued in the form of a permanent global certificate, which we refer to as a global note. The following is a summary of the depository arrangements applicable to New Notes issued in permanent global form and for which The Depository Trust Company, or DTC, acts as depositary.

The global note will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., as DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered global note will be issued with respect to the $355 million of principal amount of the New Notes. Except under the limited circumstances described below, global notes are not exchangeable for definitive certificated notes.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of DTC participants and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of New Notes under the DTC system must be made by or through direct participants, which will receive a credit for the New Notes on DTC’s records. The ownership interest of each actual purchaser of each New Note will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of the participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in New Notes, except in the event that use of the book-entry system for the New Notes is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

To facilitate subsequent transfers, all New Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of New Notes with DTC and their registration in the name of Cede & Co., or such other DTC nominee, will not change the beneficial ownership of the New Notes. DTC has no knowledge of the actual beneficial owners of the New Notes; DTC’s records reflect only the identity of the direct participants to whose accounts the New Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the New Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to New Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the New Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments, if any, on the New Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC has told us that its practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the Trustee. Disbursement of payments from Cede & Co. to direct participants is DTC’s responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice through a participant to a tender agent to elect to have its New Notes purchased or tendered. The beneficial owner must deliver New Notes by causing the direct participant to transfer the participant’s interest in the New Notes, on DTC’s records, to a tender agent. The requirement for physical delivery of New Notes in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the New Notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered New Notes to the tender agent’s account. Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global note or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice to us or the Trustee, as agent. Under such circumstances, we would attempt to obtain a successor securities depositary. If we were unable to obtain a successor depositary, we would issue New Notes in definitive form.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we would issue New Notes in definitive form.

The information in this section concerning DTC and DTC’s book entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired Old Notes directly from us; or

•	a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.

To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, until          , 2007, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by brokers-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to this exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Each broker-dealer must acknowledge and agree that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material United States federal income tax considerations applicable to the exchange of Old Notes for New Notes in the exchange offer and of owning and disposing of the notes. This discussion applies only to holders of the notes who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. We encourage partners of partnerships holding notes to consult their tax advisors. In addition, this discussion does not address any U.S. state or local income or foreign income or other tax consequences.

This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning and disposing of notes as described in this discussion. We encourage you to consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of the exchange offer and of owning and disposing of the notes that may be applicable to you.

The Exchange Offer

The exchange of Old Notes for New Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Holders will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the New Notes as they had in the Old Notes immediately before the exchange.

U.S. Holders

The following summary applies to you only if you are a U.S. holder. A “U.S. holder” is a beneficial owner of notes who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation or other entity classified as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or of any political subdivision of the U.S., including any state;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, have the authority to control all of the trust’s substantial decisions, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Payments of Interest

Interest on your notes will be taxed as ordinary interest income at the time it is paid or at the time it accrues in accordance with your method of accounting for U.S. federal income tax purposes.

Special rules governing the treatment of market discount and amortizable premium are described below.

Market Discount

If you purchase a note at a discount, you may be subject to the “market discount” rules of the Internal Revenue Code. These rules provide, in part, that gain on the sale or other disposition of a note and partial principal payments on a note are treated as ordinary income to the extent of accrued market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a note that has market discount.

Amortizable Premium

If you purchase a note at a premium over the sum of all amounts payable thereafter on the note that are treated as stated redemption price at maturity, you may elect to offset the premium against interest income over the remaining term of the note in accordance with the “premium amortization” provisions of the Internal Revenue Code.

Sale or Other Disposition of Notes

When you sell or otherwise dispose of your notes in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to accrued interest, which will be taxable in the manner described under “— Payments of Interest;” and

•	your adjusted tax basis in the notes.

Your adjusted tax basis in your notes generally will equal the amount you paid for the notes, increased by the amount of any market discount previously included in your gross income with respect to the note, decreased by the portion of any premium applied to reduce interest payments as described above and any principal payments you receive. Your gain or loss generally will be capital gain or loss except to the extent the gain represents market discount on the note not previously included in gross income, to which extent the gain would be treated as ordinary income. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally is subject to a current maximum tax rate of 15%.

Information Reporting And Backup Withholding

Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. These amounts generally must be reported to the IRS. In general, “backup withholding” may apply:

•	to any payments made to you of interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes before maturity,

if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules.

The backup withholding rate is currently 28%. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is provided to the IRS.

Non-U.S. Holders

The following summary applies to you if you are a non-U.S. holder. The term “non-U.S. holder” means a beneficial owner of a note or notes that is for U.S. federal income tax purposes either an individual who is not a citizen or resident of the U.S. or a corporation, estate or trust that is not a U.S. holder.

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent, in its capacity as such, of interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code); and

•	you certify as to your foreign status by providing a properly executed Form W-8BEN or appropriate substitute form to us or our paying agent, or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

If you are a foreign partnership or a foreign trust, we encourage you to consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN or successor form claiming an exemption from or a reduction of withholding under the benefit of a U.S. income tax treaty, or you provide us with a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

Except for the possible application of U.S. withholding tax (please read “— U.S. Federal Withholding Tax” above) and backup withholding tax (please read “— Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of principal and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes if, in the case of proceeds representing accrued interest, the conditions described in ‘‘— U.S. Federal Withholding Tax” are met, unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition of your notes and specific other conditions are present; or

•	the income or gain is effectively connected with your conduct of a U.S. trade or business, or, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income regarding your notes is effectively connected with the conduct of your trade or business, or, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed under the caption “— U.S. Federal Withholding Tax”, if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Backup Withholding and Information Reporting

Payments made to you of interest on the notes and amounts, if any, withheld from such payments will be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments of interest and principal on the notes if you have provided the required certification that you are a non-U.S. holder as described in “— U.S. Federal Withholding Tax” above or otherwise established an exemption, and if neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. holder or that the conditions of any other exemptions are not in fact satisfied.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. Payments of the proceeds of a sale of your notes effected through a U.S. office of a broker, will be subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person and specific other conditions are met or you otherwise establish an exemption. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person as defined in the Internal Revenue Code;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and specific other conditions are met or you otherwise establish an exemption.

We encourage you to consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS.

LEGAL MATTERS

The validity of the notes and certain other matters will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and schedule of El Paso Natural Gas Company as of December 31, 2006 and for the year then ended, included in this registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and consolidated financial statement schedule of El Paso Natural Gas Company as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of El Paso Natural Gas Company

We have audited the accompanying consolidated balance sheet of El Paso Natural Gas Company (the Company) as of December 31, 2006, and the related consolidated statements of income, stockholder’s equity, and cash flows for the year then ended. Our audit also included the accompanying financial statement schedule for the year ended December 31, 2006. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of El Paso Natural Gas Company at December 31, 2006, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, effective December 1, 2005, the Company adopted the Federal Energy Regulatory Commission’s accounting release related to pipeline assessment costs and effective December 31, 2006, the Company adopted the recognition provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R).

/s/  Ernst & Young LLP

Houston, Texas
February 26, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of El Paso Natural Gas Company:

In our opinion, the consolidated balance sheet as of December 31, 2005 and the related consolidated statements of income, of stockholder’s equity and of cash flows for each of the two years in the period ended December 31, 2005 present fairly, in all material respects, the financial position of El Paso Natural Gas Company and its subsidiaries (the “Company”) at December 31, 2005, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the consolidated financial statement schedule for each of the two years in the period ended December 31, 2005 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

Houston, Texas
February 28, 2006

EL PASO NATURAL GAS COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
	(In millions)

Operating revenues	$588	$497	$508

Operating expenses
Operation and maintenance	183	232	166
Depreciation, depletion and amortization	92	74	72
Taxes, other than income taxes	30	29	28

	305	335	266

Operating income	283	162	242
Other income, net	3	8	7
Interest and debt expense	(95)	(92)	(92)
Affiliated interest income, net	53	32	19

Income before income taxes	244	110	176
Income taxes	92	46	58

Net income	$152	$64	$118

See accompanying notes.

EL PASO NATURAL GAS COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In millions, except
	share amounts)

ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts and notes receivable
Customer, net of allowance of $5 in 2006 and $18 in 2005	81	114
Affiliates	5	4
Materials and supplies	40	41
Deferred income taxes	42	14
Restricted cash	—	17
Other	6	3

Total current assets	174	193

Property, plant and equipment, at cost	3,557	3,417
Less accumulated depreciation, depletion and amortization	1,251	1,193

Total property, plant and equipment, net	2,306	2,224

Other assets
Note receivable from affiliate	1,070	872
Other	81	89

	1,151	961

Total assets	$3,631	$3,378

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$59	$84
Affiliates	17	6
Other	9	17
Taxes payable	87	27
Accrued interest	27	25
Accrued liabilities	84	50
Other	21	12

Total current liabilities	304	221

Long-term debt	1,111	1,110

Other liabilities
Deferred income taxes	405	364
Other	85	105

	490	469

Commitments and contingencies
Stockholder’s equity
Common stock, par value $1 per share; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	1,268	1,268
Retained earnings	462	310
Accumulated other comprehensive loss	(4)	—

Total stockholder’s equity	1,726	1,578

Total liabilities and stockholder’s equity	$3,631	$3,378

See accompanying notes.

EL PASO NATURAL GAS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In millions)

Cash flows from operating activities
Net income	$152	$64	$118
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	92	74	72
Deferred income taxes	15	7	155
Other non-cash income items	(1)	—	—
Asset and liabilities changes
Western Energy Settlement liability	—	—	(538)
Accounts receivable	35	(34)	(5)
Accounts payable	(17)	41	4
Taxes receivable	—	102	(102)
Taxes payable	55	16	(93)
Other, net	(9)	34	(47)

Net cash provided by (used in) operating activities	322	304	(436)

Cash flows from investing activities
Additions to property, plant and equipment	(143)	(141)	(148)
Net change in note receivable from affiliate	(198)	(142)	49
Net change in restricted cash	17	(17)	443
Proceeds from the sale of assets	2	2	1
Other	—	—	(7)

Net cash provided by (used in) investing activities	(322)	(298)	338

Cash flows from financing activities
Payments to retire debt	—	(7)	—
Capital contributions	—	—	73

Net cash provided by (used in) financing activities	—	(7)	73

Net change in cash and cash equivalents	—	(1)	(25)
Cash and cash equivalents
Beginning of period	—	1	26

End of period	$—	$—	$1

See accompanying notes.

EL PASO NATURAL GAS COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

					Accumulated
			Additional		Other	Total
	Common stock		Paid-in	Retained	Comprehensive	Stockholder’s
	Shares	Amount	Capital	Earnings	Loss	Equity
	(In millions, except share amounts)

January 1, 2004	1,000	$—	$1,194	$128	$—	$1,322
Net income				118		118
Western Energy Settlement contribution			73			73

December 31, 2004	1,000	—	1,267	246	—	1,513
Net income				64		64
Allocated tax benefit of El Paso equity plans			1			1

December 31, 2005	1,000	—	1,268	310	—	1,578
Net income				152		152
Adoption of SFAS No. 158, net of income taxes of $3					(4)	(4)

December 31, 2006	1,000	$—	$1,268	$462	$(4)	$1,726

See accompanying notes.

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

We are a Delaware corporation incorporated in 1928, and an indirect wholly owned subsidiary of El Paso Corporation (El Paso). Our primary business consists of the interstate transportation and storage of natural gas. We conduct our business activities through our natural gas pipeline systems and a storage facility. Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and we include the accounts of all majority owned and controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. We consolidate entities when we either (i) have the ability to control the operating and financial decisions and policies of that entity or (ii) are allocated a majority of the entity’s losses and/or returns through our variable interests in that entity. The determination of our ability to control or exert significant influence over an entity and whether we are allocated a majority of the entity’s losses and/or returns involves the use of judgment.

Use of Estimates

The preparation of our financial statements requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in the financial statements. Actual results can, and often do, differ from those estimates.

Regulated Operations

Our natural gas transmission systems and storage operations are subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978, and the Energy Policy Act of 2005. We apply the regulatory accounting principles prescribed under Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Under SFAS No. 71, we record regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which we apply regulatory accounting requirements include certain postretirement employee benefit plan costs, an equity return component on regulated capital projects and certain items included in, or expected to be included in, future rates.

Cash and Cash Equivalents

We consider short-term investments with an original maturity of less than three months to be cash equivalents.

We maintain cash on deposit with banks that is pledged for a particular use or restricted to support a potential liability. We classify these balances as restricted cash in other current or non-current assets in our balance sheet based on when we expect this cash to be used.

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of an outstanding receivable balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

Materials and Supplies

We value materials and supplies at the lower of cost or market value with cost determined using the average cost method.

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Natural Gas Imbalances

Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system or storage facility differs from the contractual amount of natural gas delivered or received. We value these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in cash or made up in-kind, subject to the terms of our tariff.

Imbalances due from others are reported in our balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported in our balance sheet as either trade accounts payable or accounts payable to affiliates. In addition, we classify all imbalances as current as we expect to settle them within a year.

Property, Plant and Equipment

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at the fair value of the assets acquired. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead, an interest and an equity return component, as allowed by the FERC. We capitalize major units of property replacements or improvements and expense minor items. Prior to December 1, 2005, we capitalized certain costs incurred related to our pipeline integrity programs as part of our property, plant and equipment. Beginning December 1, 2005, we began expensing certain of these costs based on FERC guidance. During the year ended December 31, 2006, we expensed approximately $7 million of pipeline integrity program costs, approximately $5 million of which was a result of the adoption of this accounting release.

We use the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. We apply the FERC-accepted depreciation rate to the total cost of the group until its net book value equals its salvage value. For certain general plant and rights-of-way, we depreciate the asset to zero. The majority of our property, plant and equipment is on our EPNG system. Prior to EPNG’s rate case filed in June 2005, the range of our depreciation rates, including those for the Mojave system, varied from two percent to 33 percent per year. Using these rates, the remaining depreciable lives of our assets ranged from three to 63 years. In December 2006, we filed a proposed rate case settlement with the FERC, which included a further modification of our depreciation rates resulting in depreciation rates ranging from one to 20 percent and the depreciable lives ranging from five to 92 years for assets on our EPNG system. We re-evaluate depreciation rates each time we file with the FERC for a change in our transportation service and storage rates.

When we retire property, plant and equipment, we charge accumulated depreciation and amortization for the original cost of the assets in addition to the cost to remove, sell or dispose of the assets, less their salvage value. We do not recognize a gain or loss unless we sell an entire operating unit. We include gains or losses on dispositions of operating units in operating income.

Included in our property balances are additional acquisition costs of $152 million which represent the excess of allocated purchase costs over the historical costs of the facilities. These costs are amortized on a straight-line basis over 36 years, and we do not recover these excess costs in our rates. At December 31, 2006 and 2005, we had unamortized additional acquisition costs of $63 million and $64 million.

At December 31, 2006 and 2005, we had approximately $89 million and $82 million of construction work in progress included in our property, plant and equipment.

We capitalize a carrying cost (an allowance for funds used during construction) on funds related to our construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on our average cost of debt. Interest costs on debt amounts capitalized during the years ended December 31, 2006, 2005 and 2004 were $1 million, $3 million and $3 million. These debt amounts are included as a reduction to interest and debt expense in our income statement. The equity portion of capitalized costs is calculated using the most recent FERC-approved

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equity rate of return. The equity amounts capitalized during the years ended December 31, 2006, 2005 and 2004, were $2 million, $5 million and $4 million (exclusive of any tax related impacts). These equity amounts are included as other non-operating income on our income statement. Capitalized carrying costs for debt and equity financed construction are reflected as an increase in the cost of the asset on our balance sheet.

Asset Impairments

We evaluate assets for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. When an event occurs, we evaluate the recoverability of our long-lived assets’ carrying values based on their ability to generate future cash flows on an undiscounted basis. If an impairment is indicated or if we decide to sell a long-lived asset or group of assets, we adjust the carrying value of these assets downward, if necessary, to their estimated fair value. Our fair value estimates are generally based on market data obtained through the sales process or an analysis of expected discounted cash flows. The magnitude of any impairment is impacted by a number of factors, including the nature of the assets being sold and our established time frame for completing the sales, among other factors.

Revenue Recognition

Our revenues are primarily generated from natural gas transportation and storage services. Revenues for all services are based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. For our transportation and storage services, we recognize reservation revenues on firm contracted capacity over the contract period regardless of the amount of natural gas that is transported or stored. For interruptible or volumetric-based services, we record revenues when physical deliveries of natural gas are made at the agreed upon delivery point or when gas is injected or withdrawn from the storage facility. Gas not used in operations is based on the volumes of natural gas we are allowed to retain relative to the amounts we use for operating purposes. Prior to January 1, 2006, we recognized revenue on gas not used in operations on our EPNG system when the volumes were retained under our tariff. On January 1, 2006, we adopted a fuel tracker on our EPNG system related to the actual costs of fuel, lost and unaccounted for and other gas balancing costs, such as encroachments against our system gas supply and imbalance cash out price adjustments, with a true-up mechanism for amounts over or under retained. We are subject to FERC regulations and, as a result, revenues we collect may be subject to refund in a rate proceeding. We establish reserves for these potential refunds.

Environmental Costs and Other Contingencies

Environmental Costs.  We record environmental liabilities at their undiscounted amounts in our balance sheet in other current and long-term liabilities when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations. Our estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize costs that benefit future periods and we recognize a current period expense when clean-up efforts do not benefit future periods.

We evaluate any amounts paid directly or reimbursed by government sponsored programs and potential recoveries or reimbursements of remediation costs from third parties, including insurance coverage, separately from our liability. Recovery is evaluated based on the creditworthiness or solvency of the third party, among other factors. When recovery is assured, we record and report an asset separately from the associated liability on our balance sheet.

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Contingencies.  We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the lower end of the range is accrued.

Income Taxes

El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal and state income tax returns. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal and state income taxes, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated returns. El Paso pays all consolidated U.S. federal and state income taxes directly to the appropriate taxing jurisdictions and, under a separate tax billing agreement, El Paso may bill or refund its subsidiaries for their portion of these income tax payments.

Pursuant to El Paso’s policy, we record current income taxes based on our taxable income and we provide for deferred income taxes to reflect estimated future tax payments and receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

Accounting for Asset Retirement Obligations

We account for our asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations. We record a liability for legal obligations associated with the replacement, removal and retirement of our long-lived assets. Our asset retirement liabilities are recorded at their estimated fair value with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the useful life of the long-lived asset to which that liability relates. An ongoing expense is also recognized for changes in the value of the liability as a result of the passage of time, which we record as depreciation, depletion and amortization expense in our income statement. Because we believe it is probable that we will recover certain of these costs through our rates, we have recorded an asset (rather than expense) associated with certain of the depreciation of the property, plant and equipment and certain of the accretion of the liabilities described above.

We have legal obligations associated with our natural gas pipeline and related transmission facilities and storage wells. We have obligations to plug storage wells when we no longer plan to use them and when we abandon them. Our legal obligations associated with our natural gas transmission facilities relate primarily to purging and sealing the pipeline if it is abandoned. We also have obligations to remove hazardous materials associated with our natural gas transmission facilities if they are replaced. We accrue a liability for legal obligations based on an estimate of the timing and amount of their settlement.

We are required to operate and maintain our natural gas pipeline and storage systems, and intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that the substantial majority of our natural gas pipeline and storage system assets have indeterminate lives. Accordingly, our asset retirement liabilities as of December 31, 2006 and 2005, were not material to our financial statements. We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record.

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pension and Other Postretirement Benefits

In December 2006, we adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R). Under SFAS No. 158, we record an asset or liability for our pension and other postretirement benefit plans based on their funded or unfunded status. We also record deferred amounts related to unrealized gains and losses or changes in actuarial assumptions in accumulated other comprehensive income, a component of stockholder’s equity, until those gains and losses are recognized in the income statement. For a further discussion of our adoption of SFAS No. 158, see Note 7.

Evaluation of Prior Period Misstatements in Current Financial Statements

In December 2006, we adopted the provisions of the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 108. Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides guidance on how to evaluate the impact of financial statement misstatements from prior periods that have been identified in the current year. The adoption of these provisions did not have any material impact on our financial statements.

New Accounting Pronouncements Issued But Not Yet Adopted

As of December 31, 2006, the following accounting standards and interpretations had not yet been adopted by us.

Accounting for Uncertainty in Income Taxes.  In July 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes. FIN No. 48 clarifies SFAS No. 109, Accounting for Income Taxes, and requires us to evaluate our tax positions for all jurisdictions and all years where the statute of limitations has not expired. FIN No. 48 requires companies to meet a more likely than not threshold (i.e. greater than a 50 percent likelihood of a tax position being sustained under examination) prior to recording a benefit for their tax positions. Additionally, for tax positions meeting this more likely than not threshold, the amount of benefit is limited to the largest benefit that has a greater than 50 percent probability of being realized upon ultimate settlement. The cumulative effect of applying this interpretation will be recorded as an adjustment to the beginning balance of retained earnings, or other components of stockholder’s equity as appropriate, in the period of adoption. This interpretation is effective for fiscal years beginning after December 15, 2006, and we do not anticipate that it will have a material impact on our financial statements.

Fair Value Measurements.  In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance on measuring the fair value of assets and liabilities in the financial statements. We will be required to adopt the provisions of this standard no later than in 2008, and are currently evaluating the impact, if any, that it will have on our financial statements.

Measurement Date of Other Postretirement Benefits.  In December 2006, we adopted the recognition provisions of SFAS No. 158. This standard will also require us to change the measurement date of our other postretirement benefit plans from September 30, the date we currently use, to December 31 beginning in 2008. We are evaluating the impact, if any, that the measurement date provisions of this standard will have on our financial statements.

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Income Taxes

Components of Income Taxes.  The following table reflects the components of income taxes included in net income for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Current
Federal	$66	$35	$(99)
State	11	4	2

	77	39	(97)

Deferred
Federal	13	5	159
State	2	2	(4)

	15	7	155

Total income taxes	$92	$46	$58

Effective Tax Rate Reconciliation.  Our income taxes differ from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the three years ended December 31:

	2006	2005	2004
	(In millions, except
	for rates)

Income taxes at the statutory federal rate of 35%	$85	$39	$62
Increase (decrease)
State income taxes, net of federal income tax effect	8	4	6
State tax valuation allowance — Western Energy Settlement	—	—	(6)
Non-deductible expenses	—	3	—
Other	(1)	—	(4)

Income taxes	$92	$46	$58

Effective tax rate	38%	42%	33%

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Tax Assets and Liabilities.  The following are the components of our net deferred tax liability at December 31:

	2006	2005
	(In millions)

Deferred tax liabilities
Property, plant and equipment	$448	$427
Employee benefits and deferred compensation obligations	20	27
Regulatory and other assets	41	45

Total deferred tax liability	509	499

Deferred tax assets
U.S. net operating loss and tax credit carryovers	80	81
Other liabilities	66	68

Total deferred tax asset	146	149

Net deferred tax liability	$363	$350

Tax Credits and Carryovers.  As of December 31, 2006, we had approximately $18 million of alternative minimum tax credits that carryover indefinitely. We also have approximately $179 million of net operating loss carryovers that expire between 2018 and 2026. Usage of our carryovers is subject to the limitations provided under Sections 382 and 383 of the Internal Revenue Code as well as the separate return limitation year rules of IRS regulations.

Valuation Allowances.  During 2003, we maintained a valuation allowance on deferred tax assets related to our ability to realize state tax benefits from the deduction of the charge we took related to the Western Energy Settlement. During 2004, we evaluated this allowance and determined that these state tax benefits would be fully realized. Consequently, we reversed this valuation allowance. Net of federal taxes, this benefit totaled approximately $6 million.

3.	Financial Instruments

The carrying amounts and estimated fair values of our financial instruments are as follows at December 31:

	2006		2005
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(In millions)

Balance sheet financial instruments:
Long-term debt(1)	$1,111	$1,273	$1,110	$1,220

(1)	We estimated the fair value of our debt with fixed interest rates based on quoted market prices for the same or similar issues.

As of December 31, 2006 and 2005, the carrying amounts of cash and cash equivalents and trade receivables and payables are representative of their fair value because of the short-term maturity of these instruments.

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Regulatory Assets and Liabilities

Below are the details of our regulatory assets and liabilities at December 31:

Description	2006	2005
	(In millions)

Non-current regulatory assets
Gross-up of deferred taxes on capitalized funds used during construction	$20	$19
Unamortized loss on reacquired debt	16	18
Postretirement benefits	9	9
Deferred fuel variance	6	—
Under-collected state income taxes	3	7
Other	4	3

Total non-current regulatory assets(1)	$58	$56

Current regulatory liabilities	$3	$1
Non-current regulatory liabilities
Property and plant depreciation	47	41
Imbalance cashouts	4	—
Excess deferred federal income taxes	2	2

Total regulatory liabilities(1)	$56	$44

(1)	Amounts are included as other non-current assets and other current and non-current liabilities in our balance sheet.

5.	Debt and Credit Facilities

Debt

Our long-term debt outstanding consisted of the following at December 31:

	2006	2005
	(In millions)

7.625% Notes due August 2010	$355	$355
8.625% Debentures due January 2022	260	260
7.50% Debentures due November 2026	200	200
8.375% Notes due June 2032	300	300

	1,115	1,115
Less: Unamortized discount	4	5

Total long-term debt	$1,111	$1,110

We have the ability to call $655 million of our notes due in August 2010 and June 2032 at any time prior to their stated maturity date. If we were to exercise our option to call these notes, we would be obligated to pay principal, accrued interest and potentially a make-whole premium to redeem the debt.

Credit Facilities

In July 2006, El Paso entered into a new $1.75 billion credit agreement, consisting of a $1.25 billion three-year revolving credit facility and a $500 million five-year deposit letter of credit facility. We are an eligible borrower under the credit agreement and are only liable for amounts we directly borrow. We had no borrowings at

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2006 under the credit agreement. Our common stock and the common stock of several of our affiliates are pledged as collateral under the credit agreement. At December 31, 2006, there was approximately $0.6 billion of borrowing capacity available to all eligible borrowers under the $1.75 billion credit agreement.

Under the $1.75 billion credit agreement and our indentures, we are subject to a number of restrictions and covenants. The most restrictive of these include (i) limitations on the incurrence of additional debt, based on a ratio of debt to EBITDA (as defined in the agreements), the most restrictive of which shall not exceed 5 to 1; (ii) limitations on the use of proceeds from borrowings; (iii) limitations, in some cases, on transactions with our affiliates; (iv) limitations on the incurrence of liens; (v) potential limitations on our ability to declare and pay dividends; (vi) potential limitations on our ability to participate in the El Paso’s cash management program discussed in Note 10; and (vii) limitations on our ability to prepay debt. For the year ended December 31, 2006, we were in compliance with our debt-related covenants.

Our long-term debt contains cross-acceleration provisions, the most restrictive of which is a $25 million cross-acceleration clause.

6.	Commitments and Contingencies

Legal Proceedings

Sierra Pacific Resources and Nevada Power Company v. El Paso et al.  In April 2003, Sierra Pacific Resources and Nevada Power Company filed a suit in the U.S. District Court for the District of Nevada against us, our affiliates and unrelated third parties, alleging that the defendants conspired to manipulate prices and supplies of natural gas in the California-Arizona border market from 1996 to 2001. In 2004, the courts twice dismissed the lawsuit. The plaintiffs have appealed that dismissal to the U.S. Court of Appeals for the Ninth Circuit. The appeal has been fully briefed. Our costs and legal exposure related to this lawsuit are not currently determinable.

Carlsbad.  In August 2000, a main transmission line owned and operated by us ruptured at the crossing of the Pecos River near Carlsbad, New Mexico. Twelve individuals at the site were fatally injured. In June 2001, the U.S. Department of Transportation’s (DOT) Office of Pipeline Safety issued a Notice of Probable Violation and Proposed Civil Penalty to us. The Notice alleged violations of DOT regulations, proposed fines totaling $2.5 million and proposed corrective actions. In April 2003, the National Transportation Safety Board issued its final report on the rupture, finding that the rupture was probably caused by internal corrosion that was not detected by our corrosion control program. In December 2003, this matter was referred by the DOT to the Department of Justice (DOJ). As a result of the referral to the DOJ, the amount of the proposed fine may increase substantially from the DOT’s originally proposed fine of $2.5 million and may also involve implementation of additional operational and safety measures. Negotiations with the DOJ are continuing.

In addition, a lawsuit entitled Baldonado et al. v. EPNG was filed in June 2003, in state court in Eddy County, New Mexico, on behalf of 26 firemen and emergency medical service personnel who responded to the fire and who allegedly have suffered psychological trauma. This case was dismissed by the trial court, but was appealed to the New Mexico Court of Appeals. In June 2006, the New Mexico Court of Appeals affirmed the dismissal of the plaintiff’s claims for negligent infliction of emotional distress but reversed the dismissal of the claims for intentional infliction of emotional distress. The New Mexico Supreme Court has agreed to review the actions by the Court of Appeals. Our costs and legal exposure related to the Baldonado lawsuit are currently not determinable, however, we believe these matters will be fully covered by insurance.

Gas Measurement Cases.  We and a number of our affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act, which has been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In May 2005, a representative appointed by the court

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

issued a recommendation to dismiss most of the actions. In October 2006, the U.S. District Judge issued an order dismissing all measurement claims against all defendants. An appeal has been filed.

Similar allegations were filed in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs currently seek certification of a class of royalty owners in wells on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. Motions for class certification have been briefed and argued in the proceedings and the parties are awaiting the court’s ruling. The plaintiffs seek an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. Our costs and legal exposure related to this lawsuit and claim are not currently determinable.

Bank of America.  We were a named defendant, along with Burlington Resources, Inc. (Burlington), in two class action lawsuits styled Bank of America, et al. v. El Paso Natural Gas Company, et al., and Deane W. Moore, et al. v. Burlington Northern, Inc., et al., each filed in 1997 in the District Court of Washita County, Oklahoma and subsequently consolidated by the court. The consolidated class action has been settled. Our settlement contribution was approximately $30 million plus interest, which was fully accrued and paid on August 1, 2006. A third action, styled Bank of America, et al. v. El Paso Natural Gas and Burlington Resources Oil and Gas Company, L.P., was filed in October 2003 in the District Court of Kiowa County, Oklahoma asserting similar claims as to specified shallow wells in Oklahoma, Texas and New Mexico. All the claims in this action have also been settled subject to court approval, after a fairness hearing yet to be scheduled. We filed an action styled El Paso Natural Gas Company v. Burlington Resources, Inc. and Burlington Resources Oil and Gas Company, L.P. against Burlington in state court in Harris County, Texas relating to the indemnity issues between Burlington and us. That action was stayed by agreement of the parties and settled in November 2005, subject to all the underlying class settlements being finalized and approved by the court.

In addition to the above matters, we and our subsidiaries and affiliates are also named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As further information becomes available, or other relevant developments occur, we adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our current reserves are adequate. At December 31, 2006, we had accrued approximately $16 million for our outstanding legal matters.

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At December 31, 2006, we had accrued approximately $24 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs. This accrual includes $21 million for environmental contingencies related to properties we previously owned. Our accrual represents a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued. Second, where the most likely outcome cannot be estimated, a range of costs is established and if no one amount in that range is more likely than any other, the lower end of the expected range has been accrued. We estimate that our exposure could be as high as $45 million. Our environmental remediation projects are in various stages of completion. The liabilities we have recorded reflect our current estimates of amounts we will expend to remediate these sites. However, depending on the stage of completion or assessment, the ultimate extent of contamination or remediation required

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

may not be known. As additional assessments occur or remediation efforts continue, we may incur additional liabilities.

Below is a reconciliation of our accrued liability from January 1, 2006 to December 31, 2006 (in millions):

Balance at January 1, 2006	$29
Additions/adjustments for remediation activities	(1)
Payments for remediation activities	(4)

Balance at December 31, 2006	$24

For 2007, we estimate that our total remediation expenditures will be approximately $4 million, which will be expended under government directed clean-up plans.

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) Matters.  We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to four active sites under CERCLA or state equivalents. We have sought to resolve our liability as a PRP at these sites through indemnification by third parties and settlements which provide for payment of our allocable share of remediation costs. As of December 31, 2006, we have estimated our share of the remediation costs at these sites to be between $12 million and $16 million. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under the federal CERCLA statute is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in estimating our liabilities. Accruals for these matters are included in the environmental reserve discussed above.

State of Arizona Chromium Review.  In April 2004, the State of Arizona’s Department of Environmental Quality (ADEQ) requested information from us regarding the historical use of chromium in our operations. By June 2004, we had responded fully to the request. We are currently working with the State of Arizona on this matter and in 2006, we commenced a study of our facilities in Arizona to determine if there are any issues concerning the usage of chromium. We also studied our facilities on tribal lands in Arizona and New Mexico and our facility at the El Paso Station in El Paso, Texas. Of the 12 sites that were studied, nine were found not to have chromium contamination above regulatory thresholds. Of the three remaining sites, one was already enrolled in Arizona’s Voluntary Remediation Program (VRP), one will be entered into the VRP as soon as practicable, and additional environmental studies will be conducted at the last site to determine if the environmental conditions at the site warrant entering it into the VRP as well.

It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

Rates and Regulatory Matters

Rate Case.  In June 2005, we filed a rate case with the FERC proposing an increase in revenues of 10.6 percent or $56 million annually over current tariff rates, new services and revisions to certain terms and conditions of existing services on our EPNG system. On January 1, 2006, the rates became effective, subject to refund. In March 2006, the FERC issued an order that generally approved our proposed new services, which were implemented on

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

June 1, 2006. In December 2006, we filed a settlement with the FERC. The settlement provided benefits for both us and our customers for a three year period ending December 31, 2008. Only one party in the rate case contested the settlement. The Administrative Law Judge has certified the settlement to the FERC finding that the settlement could be approved for all parties or in the alternative, that the contesting party could be severed from the settlement. We have reserved sufficient amounts to meet EPNG’s refund obligations under the settlement. Such refunds will be payable within 120 days after approval by the FERC.

While the outcome of our outstanding rates and regulatory matters cannot be predicted with certainty, based on current information, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters, which could have a material effect on our results of operations, our financial position and our cash flows.

Other Matters

Navajo Nation.  Approximately 900 looped pipeline miles of the north mainline of our EPNG pipeline system are located on lands held in trust by the United States for the benefit of the Navajo Nation. Our rights-of-way on lands crossing the Navajo Nation are the subject of a pending renewal application filed in 2005 with the Department of the Interior’s Bureau of Indian Affairs. An interim agreement with the Navajo Nation expired at the end of December 2006. Negotiations on the terms of the long-term agreement are continuing. In addition, we continue to preserve other legal, regulatory and legislative alternatives, which includes continuing to pursue our application with the Department of the Interior for renewal of our rights-of-way on Navajo Nation lands. It is uncertain whether our negotiation, or other alternatives, will be successful, or if successful, what the ultimate cost will be of obtaining the rights-of-way and whether we will be able to recover these costs in our rates.

While the outcome of this matter cannot be predicted with certainty, based on current information, we do not expect the ultimate resolution of this matter to have a material adverse effect on our financial position, operating results or cash flows. It is possible that new information or future developments could require us to reassess our potential exposure related to this matter. The impact of these changes may have a material effect on our results of operations, our financial position, and our cash flows in the periods these events occur.

Enron Bankruptcy.  In December 2001, Enron Corp. (Enron), and a number of its subsidiaries including Enron North America Corp. (ENA) and Enron Power Marketing, Inc., filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of New York. ENA had transportation contracts on our system. The transportation contracts were rejected and our proof of claim was filed in the amount of approximately $128 million, which included $18 million for amounts due for services provided through the date the contracts were rejected and $110 million for claims arising after the date the contracts were rejected. In August 2006, the Bankruptcy Court approved a claim of $58 million that is guaranteed by Enron up to $25 million. In October 2006, we received cash of approximately $21 million and 76,000 shares of Portland General Electric Company common stock in connection with the resolution of certain claims we filed in the Enron bankruptcy proceeding. We may receive additional amounts in the future as settlement proceeds are released by the Bankruptcy Court.

Capital Commitments

At December 31, 2006, we had capital commitments of approximately $17 million. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating Leases

We lease property, facilities and equipment under various operating leases. Minimum future annual rental commitments on operating leases as of December 31, 2006, were as follows:

Year Ending
December 31,	(In millions)

2007	$8
2008	2
2009	2
2010	1

Total	$13

Our minimum future rental commitments have not been reduced by minimum sublease rentals of approximately $1 million due to us in the future under noncancelable subleases.

Included in our minimum future rental commitments above is our remaining obligation under a terminated lease agreement. Rental expense on our operating leases for each of the years ended December 31, 2006, 2005 and 2004 was $17 million, $6 million and $3 million. These amounts include our share of rent allocated to us from El Paso.

Other Commercial Commitments

We also hold cancelable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of our pipeline systems. Currently, our obligations under these easements are not material to the results of our operations.

Guarantees

We are or have been involved in various joint ventures and other ownership arrangements that sometimes require additional financial support that results in the issuance of financial and performance guarantees. In a financial guarantee, we are obligated to make payments if the guaranteed party fails to make payments under, or violates the terms of, the financial arrangement. In a performance guarantee, we provide assurance that the guaranteed party will execute on the terms of the contract. If they do not, we are required to perform on their behalf. As of December 31, 2006, we had approximately $11 million of financial and performance guarantees not otherwise reflected in our financial statements.

7.	Retirement Benefits

Pension and Retirement Benefits.  El Paso maintains a pension plan to provide benefits determined under a cash balance formula. El Paso also maintains a defined contribution plan covering its U.S. employees, including our employees. El Paso matches 75 percent of participant basic contributions up to 6 percent of eligible compensation and can make additional discretionary matching contributions. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates.

Postretirement Benefits.  We provide medical benefits for a closed group of employees who retired on or before March 1, 1986, and limited postretirement life insurance for employees who retired after January 1, 1985. As such, our obligation to accrue for other postretirement employee benefits (OPEB) is primarily limited to the fixed population of retirees who retired on or before March 1, 1986. The medical plan is pre-funded to the extent employer contributions are recoverable through rates. To the extent actual OPEB costs differ from amounts recovered in rates, a regulatory asset or liability is recorded. We expect to make no contributions to our postretirement benefit plan in 2007.

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On December 31, 2006, we adopted the provisions of SFAS No. 158, and upon adoption reflected the assets related to our postretirement benefit plan based on its funded status. The adoption of this standard decreased our other non-current assets by approximately $7 million, our other non-current deferred tax liabilities by approximately $3 million, and our accumulated other comprehensive income by approximately $4 million. We anticipate that less than $1 million of our accumulated other comprehensive loss will be recognized as a part of our net periodic benefit cost in 2007.

Change in Accumulated Postretirement Benefit Obligation, Plan Assets and Funded Status.  Our benefits are presented and computed as of and for the twelve months ended September 30:

	2006	2005
	(In millions)

Change in accumulated postretirement benefit obligation:
Accumulated postretirement benefit obligation at beginning of period	$93	$85
Interest cost	5	4
Actuarial (gain) loss	(4)	10
Benefits paid	(6)	(6)

Accumulated postretirement benefit obligation at end of period	$88	$93

Change in plan assets:
Fair value of plan assets at beginning period	$90	$77
Actual return on plan assets	9	8
Employer contributions	3	11
Benefits paid	(6)	(6)

Fair value of plan assets at end of period	$96	$90

Reconciliation of funded status:
Fair value of plan assets at September 30	$96	$90
Less: accumulated postretirement benefit obligation end of period	88	93

Funded status at September 30	8	(3)
Fourth quarter contributions	—	3
Unrecognized actuarial losses(1)	—	15

Net asset at December 31	$8	$15

(1)	Amounts were reclassified to accumulated other comprehensive income upon adoption of SFAS No. 158 in 2006.

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expected Payment of Future Benefits.  As of December 31, 2006, we expect the following payments under our plans (in millions):

Year Ending
December 31,

2007	$9
2008	9
2009	9
2010	8
2011	8
2012 - 2016	37

Total	$80

Components of Net Benefit Cost.  For each of the years ended December 31, the components of net benefit cost are as follows:

	2006	2005	2004
	(In millions)

Interest cost	$5	$4	$6
Expected return on plan assets	(6)	(5)	(5)
Amortization of net actuarial loss	1	—	2
Amortization of transition obligation	—	8	8

Net postretirement benefit cost	$—	$7	$11

Actuarial Assumptions and Sensitivity Analysis.  Accumulated postretirement benefit obligations and net benefit costs are based on actuarial estimates and assumptions. The following table details the weighted average actuarial assumptions used in determining our postretirement plan obligations for 2006, 2005 and 2004:

	2006	2005	2004
	(Percent)

Assumptions related to benefit obligations at September 30:
Discount rate	5.50	5.25
Assumptions related to benefit costs at December 31:
Discount rate	5.25	5.75	6.00
Expected return on plan assets(1)	8.00	7.50	7.50

(1)	The expected return on plan assets is a pre-tax rate (before a tax rate ranging from 15 percent to 16 percent on postretirement benefits) that is primarily based on an expected risk-free investment return, adjusted for historical risk premiums and specific risk adjustments associated with our debt and equity securities. These expected returns were then weighted based on the target asset allocations of our investment portfolio.

Actuarial estimates for our postretirement benefits plan assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 10.3 percent in 2006, gradually decreasing to 5.0 percent by the year 2015. Assumed health care cost trends can have a significant effect on the amounts reported for our postretirement benefit plan. A one-percentage point change would not have had a significant effect on interest costs

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in 2006 or 2005. A one-percentage point change in these trends would have the following increase (decrease) on our accumulated postretirement benefit obligation as of September 30:

	2006	2005
	(In millions)

One percentage point increase:
Accumulated postretirement benefit obligation	$6	$7
One percentage point decrease:
Accumulated postretirement benefit obligation	$(5)	$(6)

Plan Assets.  The following table provides the actual asset allocations in our postretirement plan as of September 30:

	Actual	Actual
Asset Category	2006	2005
	(Percent)

Equity securities	65	65
Debt securities	35	34
Other	—	1

Total	100	100

The primary investment objective of our plan is to ensure that, over the long-term life of the plan, an adequate pool of sufficiently liquid assets exists to support the benefit obligation to participants, retirees and beneficiaries. In meeting this objective, the plan seeks to achieve a high level of investment return consistent with a prudent level of portfolio risk. Investment objectives are long-term in nature covering typical market cycles of three to five years. Any shortfall in investment performance compared to investment objectives is the result of general economic and capital market conditions.

The target allocation for the invested assets is 65 percent equity and 35 percent fixed income. Other assets are held in cash for payment of benefits upon presentment. Any El Paso stock held by the plan is held indirectly through investments in mutual funds.

8.	Transactions with Major Customers

The following table shows revenues from our major customers for each of the three years ended December 31:

	2006(1)	2005	2004
	(In millions)

SoCal	$145	$156	$157
Southwest Gas Corporation	66	51	51

(1)	Revenues reflect rates subject to refund.

9.	Supplemental Cash Flow Information

The following table contains supplemental cash flow information for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Interest paid, net of capitalized interest	$93	$93	$92
Income tax payments (refunds)	22	(93)	98

EL PASO NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Transactions with Affiliates

Cash Management Program.  We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. We have historically provided cash to El Paso in exchange for an affiliated note receivable that is due upon demand. However, we do not anticipate settlement within the next twelve months and therefore, classified this receivable as non-current on our balance sheets. At December 31, 2006 and 2005, we had a note receivable from El Paso of approximately $1.1 billion and $872 million. The interest rate at December 31, 2006 and 2005, was 5.3% and 5.0%.

Taxes.  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. We had income taxes payable of $81 million and $26 million at December 31, 2006 and 2005. The majority of these balances will become payable to or receivable from El Paso. See Note 1 for a discussion of our tax accrual policy.

Other Affiliate Balances.  At December 31, 2006 and 2005, we had contractual deposits with our affiliates of $7 million and $6 million, included in other current liabilities on our balance sheets.

Affiliate Revenues and Expenses.  We provide natural gas transportation services to an affiliate under long-term contracts. We entered into these contracts in the normal course of business and the services are based on the same terms as non-affiliates.

El Paso bills us directly for certain general and administrative costs and allocates a portion of its general and administrative costs to us. In addition to allocations from El Paso, we are also allocated costs from Tennessee Gas Pipeline Company (TGP) associated with our pipeline services. We also allocate costs to Colorado Interstate Gas Company for its share of our pipeline services. The allocations from El Paso and TGP are based on the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll.

The following table shows revenues and charges from our affiliates for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Revenues from affiliates	$17	$17	$18
Operation and maintenance expenses from affiliates	52	67	62
Reimbursements of operating expenses charged to affiliates	16	16	14

11.	Supplemental Selected Quarterly Financial Information (Unaudited)

Our financial information by quarter is summarized below. Due to the seasonal nature of our business, information for interim periods may not be indicative of our results of operations for the entire year.

	Quarters Ended
	March 31	June 30	September 30	December 31	Total
	(In millions)

2006
Operating revenues	$153	$142	$155	$138	$588
Operating income	72	62	80	69	283
Net income	38	33	45	36	152
2005
Operating revenues	$123	$123	$125	$126	$497
Operating income	47	57	19	39	162
Net income	19	27	5	13	64

SCHEDULE II

EL PASO NATURAL GAS COMPANY
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2006, 2005 and 2004

	Balance at	Charged to				Balance
	Beginning	Costs and				at End
Description	of Period	Expenses		Deductions		of Period
	(In millions)

2006
Allowance for doubtful accounts	$18	$(4)		$(9)		$5
Legal reserves	45	1		(30)		16
Environmental reserves	29	(1)		(4)		24
Regulatory reserves	—	65	(1)	—		65
2005
Allowance for doubtful accounts	$18	$—		$—		$18
Legal reserves	3	42	(1)	—		45
Environmental reserves	32	1		(4)		29
2004
Allowance for doubtful accounts	$18	$—		$—		$18
Valuation allowance on deferred tax assets	6	—		(6)		—
Legal reserves	541	—		(538	)(2)	3
Environmental reserves	28	7		(3)		32
Regulatory reserves	12	—		(12)		—

(1)	For a discussion of these matters, see Notes to Consolidated Financial Statements beginning on page F-8.

(2)	Relates to payments made pursuant to the Western Energy Settlement.

EL PASO NATURAL GAS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter
	Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In millions)
	(Unaudited)

Operating revenues	$136	$142	$281	$295

Operating expenses
Operation and maintenance	53	48	98	97
Depreciation and amortization	20	24	42	48
Taxes, other than income taxes	7	8	15	16

	80	80	155	161

Operating income	56	62	126	134
Other income, net	2	2	3	3
Interest and debt expense	(24)	(24)	(49)	(47)
Affiliated interest income, net	16	14	32	25

Income before income taxes	50	54	112	115
Income taxes	19	21	42	44

Net income	$31	$33	$70	$71

See accompanying notes.

EL PASO NATURAL GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(In millions, except
	share amounts)
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1	$—
Accounts and notes receivable
Customer, net of allowance of $4 in 2007 and $5 in 2006	82	81
Affiliates	75	5
Other	2	—
Materials and supplies	40	40
Deferred income taxes	49	42
Other	4	6

Total current assets	253	174

Property, plant and equipment, at cost	3,638	3,557
Less accumulated depreciation and amortization	1,277	1,251

Total property, plant and equipment, net	2,361	2,306

Other assets
Notes receivable from affiliate	1,117	1,070
Other	102	81

	1,219	1,151

Total assets	$3,833	$3,631

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$71	$59
Affiliates	14	17
Other	21	9
Accrued liabilities	120	84
Taxes payable	96	87
Accrued interest	25	27
Other	17	21

Total current liabilities	364	304

Long-term debt, less current maturities	1,166	1,111

Other liabilities
Deferred income taxes	412	405
Other	91	85

	503	490

Commitments and contingencies
Stockholder’s equity
Common stock, par value $1 per share; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	1,268	1,268
Retained earnings	532	462
Accumulated other comprehensive loss	—	(4)

Total stockholder’s equity	1,800	1,726

Total liabilities and stockholder’s equity	$3,833	$3,631

See accompanying notes.

EL PASO NATURAL GAS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2007	2006
	(In millions) (Unaudited)

Cash flows from operating activities
Net income	$70	$71
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	42	48
Deferred income taxes	38	14
Other	6	1
Asset and liability changes	(18)	30

Net cash provided by operating activities	138	164

Cash flows from investing activities
Additions to property, plant and equipment	(58)	(83)
Net change in notes receivable from affiliate	(116)	(92)
Net change in restricted cash	—	11
Other	1	—

Net cash used in investing activities	(173)	(164)

Cash flows from financing activities
Net proceeds from issuance of long-term debt	350	—
Payment to retire long-term debt	(314)	—

Net cash used in financing activities	36	—

Net change in cash and cash equivalents	1	—
Cash and cash equivalents
Beginning of period	—	—

End of period	$1	$—

See accompanying notes.

EL PASO NATURAL GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

We are an indirect wholly owned subsidiary of El Paso Corporation (El Paso). We prepared these historical consolidated financial statements under the rules and regulations of the United States Securities and Exchange Commission (SEC). Because these are an interim period financial statements presented using a condensed format, they do not include all of the disclosures required by U.S. generally accepted accounting principles. You should read these financial statements along with our 2006 annual historical consolidated financial statements, which includes a summary of our significant accounting policies and other disclosures. The financial statements as of June 30, 2007, and for the six months ended June 30, 2007 and 2006, are unaudited. We derived the balance sheet as of December 31, 2006, from the audited balance sheet in our 2006 annual historical consolidated financial statements included in this prospectus. In our opinion, we have made all adjustments which are of a normal, recurring nature to fairly present our interim period results. Due to the seasonal nature of our business, information for interim periods may not be indicative of our operating results for the entire year.

Significant Accounting Policies

The information below provides an update of our significant accounting policies and accounting pronouncements issued but not yet adopted discussed in our 2006 annual historical consolidated financial statements included in this prospectus.

Accounting for Uncertainty in Income Taxes.  On January 1, 2007, we adopted the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes. FIN No. 48 clarifies Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, and requires us to evaluate our tax positions for all jurisdictions and for all years where the statute of limitations has not expired. FIN No. 48 requires companies to meet a more-likely-than-not threshold (i.e. greater than a 50 percent likelihood that a tax position would be sustained under examination) prior to recording a benefit for their tax positions. Additionally, for tax positions meeting this more-likely-than-not threshold, the amount of benefit is limited to the largest benefit that has a greater than 50 percent probability of being realized upon ultimate settlement. To the extent these criteria have not been met, we record unrecognized tax benefits (liabilities for uncertain tax matters), which include any anticipated interest and penalties. All interest and penalties on unrecognized tax benefits are included as a component of income tax expense in our income statement. The adoption of FIN No. 48 did not have a material impact on our financial statements.

2.	Income Taxes

El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. With few exceptions, we and El Paso are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 1999. Certain issues raised on examination by tax authorities on El Paso’s 2003 and 2004 federal tax years are currently being appealed. For our open tax years, we have no unrecognized tax benefits (liabilities for uncertain tax matters).

3.	Debt and Credit Facilities

Debt.  In April 2007, we issued $355 million of 5.95% senior notes due in April 2017. A portion of the net proceeds were used to repurchase approximately $301 million of our $355 million, 7.625% notes due in August 2010.

Credit Facilities.  We are an eligible borrower under El Paso’s $1.75 billion credit agreement and are only liable for amounts we directly borrow. As of June 30, 2007, we have no borrowing under the agreement and approximately $0.9 billion of borrowing capacity is available to all eligible borrowers under the agreement. For a further discussion of this credit agreement, see our 2006 annual historical consolidated financial statements included in this prospectus.

EL PASO NATURAL GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Commitments and Contingencies

Legal Proceedings

Sierra Pacific Resources and Nevada Power Company v. El Paso et al.  In April 2003, Sierra Pacific Resources and Nevada Power Company filed a suit in the U.S. District Court for the District of Nevada against us, our affiliates and unrelated third parties, alleging that the defendants conspired to manipulate prices and supplies of natural gas in the California-Arizona border market from 1996 to 2001. In January 2004, the court twice dismissed the lawsuit. The plaintiffs have appealed that dismissal to the U.S. Court of Appeals for the Ninth Circuit. The appeal has been fully briefed and argued. Our costs and legal exposure related to this lawsuit are not currently determinable.

Carlsbad.  In August 2000, a main transmission line owned and operated by us ruptured at the crossing of the Pecos River near Carlsbad, New Mexico. Twelve individuals at the site were fatally injured. In June 2001, the U.S. Department of Transportation’s (DOT) Office of Pipeline Safety issued a Notice of Probable Violation and Proposed Civil Penalty to us. The Notice alleged violations of DOT regulations, proposed fines totaling $2.5 million and proposed corrective actions. In April 2003, the National Transportation Safety Board issued its final report on the rupture, finding that the rupture was probably caused by internal corrosion that was not detected by our corrosion control program. In December 2003, this matter was referred by the DOT to the Department of Justice (DOJ). We have resolved this matter with the DOT and the DOJ, paying a fine of $15.5 million in July 2007 and entering into a consent decree that covers our implementation of certain capital, maintenance, and other programs, the majority of which were already included in our normal pipeline integrity and maintenance plans.

In addition, a lawsuit entitled Baldonado et al. v. EPNG was filed in June 2003, in state court in Eddy County, New Mexico, on behalf of 26 firemen and emergency medical service personnel who responded to the fire and who allegedly have suffered psychological trauma. This case was dismissed by the trial court, but was appealed to the New Mexico Court of Appeals. In June 2006, the New Mexico Court of Appeals affirmed the dismissal of the plaintiff’s claims for negligent infliction of emotional distress but reversed the dismissal of the claims for intentional infliction of emotional distress. In April 2007, the New Mexico Supreme Court upheld the appellate court’s dismissal of the claims for negligent infliction of emotional distress, but is still reviewing the claims for intentional infliction of emotional distress. Our costs and legal exposure related to the Baldonado lawsuit are currently not determinable; however, we believe these matters will be fully covered by insurance.

Gas Measurement Cases.  We and a number of our affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act, which has been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In October 2006, the U.S. District Judge issued an order dismissing all claims against all defendants. An appeal has been filed.

Similar allegations were filed in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs currently seek certification of a class of royalty owners in wells on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. Motions for class certification have been briefed and argued in the proceedings and the parties are awaiting the court’s ruling. The plaintiffs seek an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. Our costs and legal exposure related to this lawsuit and claim are not currently determinable.

Bank of America.  We are a named defendant, along with Burlington Resources, Inc. (Burlington), now a subsidiary of ConocoPhillips, in a class action lawsuit styled Bank of America, et al. v. El Paso Natural Gas and Burlington Resources Oil and Gas Company, L.P., filed in October 2003 in the District Court of Kiowa County,

EL PASO NATURAL GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Oklahoma asserting royalty underpayment claims as to specified shallow wells in Oklahoma, Texas and New Mexico. Plaintiffs assert that royalties were underpaid starting in the 1980s when the purchase price of gas was lowered below the Natural Gas policy Act maximum lawful prices. Plaintiffs assert that royalties were further underpaid by Burlington as a result of post-production cost deductions taken starting in the late 1990s. This action was transferred to Washita County District Court in 2004. A tentative settlement reached in November 2005 was disapproved by the Court in June 2007. A class certification hearing has been scheduled for January 2008. A companion case styled Bank of America v. El Paso Natural Gas involving similar claims made as to certain wells in Oklahoma was settle in 2006.

In addition to the above matters, we and our subsidiaries and affiliates are also named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters, including those discussed above, cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we believe we have established appropriate reserves for these matters. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters and adjust our accruals accordingly, and these adjustments could be material. At June 30, 2007, we had accrued approximately $16 million for our outstanding legal matters.

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At June 30, 2007, we had accrued approximately $25 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs; however, we estimate that our exposure could be as high as $46 million. Our accrual includes $22 million for environmental contingencies related to properties we previously owned.

Our accrual represents a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued. Second, where the most likely outcome cannot be estimated, a range of costs is established and if no one amount in that range is more likely than any other, the lower end of the expected range has been accrued. Our environmental remediation projects are in various stages of completion. The liabilities we have recorded reflect our current estimates of amounts we will expend to remediate these sites. However, depending on the stage of completion or assessment, the ultimate extent of contamination or remediation required may not be known. As additional assessments occur or remediation efforts continue, we may incur additional liabilities.

Below is a reconciliation of our accrued liability from January 1, 2007 to June 30, 2007 (in millions):

Balance at January 1, 2007	$24
Additions/adjustments for remediation activities	3
Payments for remediation activities	(2)

Balance at June 30, 2007	$25

For the remainder of 2007, we estimate that our total remediation expenditures will be approximately $3 million, which will be expended under government directed clean-up plans.

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) Matters.  We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to three active sites under the CERCLA or state equivalents. We have sought to resolve our liability as a PRP at these sites through indemnification by third parties and settlements which

EL PASO NATURAL GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provide for payment of our allocable share of remediation costs. As of June 30, 2007, we have estimated our share of the remediation costs at these sites to be between $12 million and $17 million. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under the federal CERCLA statute is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in estimating our liabilities. Accruals for these matters are included in the environmental reserve discussed above.

State of Arizona Chromium Review.  In April 2004, the State of Arizona’s Department of Environmental Quality requested information from us regarding the historical use of chromium in our operations. By June 2004, we had responded fully to the request. We are currently working with the State of Arizona on this matter and in 2005, we commenced a study of our facilities in Arizona to determine if there were any issues concerning the usage of chromium. We also studied our facilities on tribal lands in Arizona and New Mexico and our facility at the El Paso Station in El Paso, Texas. Of the 12 sites that were studied, nine were found not to have chromium contamination above regulatory thresholds and no further action at these sites is anticipated. Of the three remaining sites, one was already enrolled in Arizona’s Voluntary Remediation Program (VRP) and the second site has been entered in the VRP. We are further investigating the chromium levels at the third site. Additional work will be conducted at these three sites as directed by the State of Arizona.

It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

Rates and Regulatory Matters

EPNG Rate Case.  In June 2005, we filed a rate case with the Federal Energy Regulatory Commission (FERC) proposing an increase in revenues of 10.6 percent or $56 million annually over current tariff rates, new services and revisions to certain terms and conditions of existing services on our EPNG system. On January 1, 2006, the rates became effective, subject to refund. In March 2006, the FERC issued an order that generally approved our proposed new services, which were implemented on June 1, 2006. In December 2006, we filed a settlement with the FERC that provided benefits for both us and our customers for a three year period ending December 31, 2008. Only one party in the rate case contested the settlement. The Administrative Law Judge has certified the settlement to the FERC finding that the settlement could be approved for all parties, or in the alternative, that the contesting party could be severed from the settlement. We have reserved sufficient amounts to meet EPNG’s refund obligations under the settlement. Such refunds will be payable within 120 days after approval by the FERC.

Mojave Pipeline Company (Mojave) Rate Case.  In February 2007, as required by its prior rate case settlement, Mojave filed with the FERC a general rate case proposing a 33 percent decrease in its base tariff rates resulting from a variety of factors, including a decline in rate base and various changes in rate design since the last rate case. No new services were proposed. The new base rates were effective March 1, 2007 and are subject to further adjustment upon the outcome of the rate case proceeding. Mojave is actively engaged in settlement negotiations with its customers, the outcome of which cannot be predicted at this time.

While the outcome of our outstanding rates and regulatory matters cannot be predicted with certainty, based on current information, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future

EL PASO NATURAL GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

developments could require us to reassess our potential exposure related to these matters, which could have a material effect on our results of operations, our financial position and our cash flows.

Other Matter

Navajo Nation.  Approximately 900 looped pipeline miles of the north mainline of our EPNG pipeline system are located on lands held in trust by the United States for the benefit of the Navajo Nation. Our rights-of-way on lands crossing the Navajo Nation are the subject of a pending renewal application filed in 2005 with the Department of the Interior’s Bureau of Indian Affairs. An interim agreement with the Navajo Nation expired at the end of December 2006. Negotiations on the terms of the long-term agreement are continuing. In addition, we continue to preserve other legal, regulatory and legislative alternatives, which includes continuing to pursue our application with the Department of the Interior for renewal of our rights-of-way on Navajo Nation lands. It is uncertain whether our negotiation, or other alternatives, will be successful, or if successful, what the ultimate cost will be of obtaining the rights-of-way and whether we will be able to recover these costs in our rates.

Tuba City Uranium Milling Facility.  For a period of approximately ten years beginning in the mid to late 1950s, Rare Metals Corporation, an historical-affiliate of us, conducted uranium mining and milling operations in the vicinity of Tuba City, Arizona, under contract with the United States Government as part of the Cold War nuclear weapons program. The site of the Tuba City uranium mill, which is on land within the Navajo Indian Reservation, reverted to the Navajo Nation after the mill closed in 1966 and the mill site was cleaned up by the U.S. Department of Energy (DOE) under the federal Uranium Mill Tailings Radiation Control Act of 1978. In May 2007, we filed suit against the DOE and other federal agencies requesting a judicial determination that the DOE was fully and legally responsible for any remediation of any waste associated with historical uranium production activity at two sites in the vicinity of the mill facilities near Tuba City, Arizona. We are also cooperating with the Navajo Nation in join legislative efforts to achieve appropriations for the DOE to assess and remediate the sites. Pending the potential remedial response by the United States government, we are undertaking certain interim site control measures in coordination with the Navajo Nation.

While the outcome of this matter cannot be predicted with certainty, based on current information, we do not expect the ultimate resolution of this matter to have a material adverse effect on our financial position, operating results or cash flows. It is possible that new information or future developments could require us to reassess our potential exposure related to this matter. The impact of these changes may have a material effect on our results of operations, our financial position, and our cash flows in the periods these events occur.

Guarantees

We are or have been involved in various joint ventures and other ownership arrangements that sometimes require additional financial support that result in the issuance of financial and performance guarantees. As of June 30, 2007, we had approximately $11 million of financial and performance guarantees not otherwise recorded in our financial statements.

5.	Retirement Benefits

In December 2006, we adopted the recognition provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), and began reflecting the assets and liabilities related to our postretirement benefit plans based on their funded or unfunded status and reclassifying all actuarial deferrals as a component of accumulated other comprehensive income. In March 2007, the FERC issued guidance requiring regulated pipeline companies to recognize a regulatory asset or liability for the funded status asset or liability that would otherwise be recorded in accumulated other comprehensive income under SFAS No. 158, if it is probable that amounts calculated on the same basis as SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, would be included in our rates in future periods. Upon adoption of this FERC guidance, we reclassified approximately $4 million of the beginning balance of accumulated other comprehensive loss to other non-current assets on our balance sheet.

EL PASO NATURAL GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Transactions with Affiliates

Cash Management Program.  We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. We have historically provided cash to El Paso in exchange for an affiliated note receivable that is due upon demand. At June 30, 2007 and December 31, 2006, we had a note receivable from El Paso of approximately $1.2 billion and $1.1 billion. We classified $69 million of this receivable as current on our balance sheet at June 30, 2007, based on the anticipated settlement of this amount within twelve months. The interest rate on this note at June 30, 2007 and December 31, 2006 was 6.1% and 5.3%.

Taxes.  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. At June 30, 2007 and December 31, 2006, we had income taxes payable of $82 million and $81 million. The majority of these balances, as well as our deferred income taxes, will become payable to or due from El Paso.

During the first quarter of 2007, we amended our tax sharing agreement and intercompany tax billing policy with El Paso to clarify the billing of taxes and tax related items to El Paso’s subsidiaries. El Paso billed us $40 million for certain tax attributes previously reflected as deferred income taxes in our financial statements. As of June 30, 2007, these amounts were settled through intercompany accounts.

Other Affiliate Balances.  At June 30, 2007 and December 31, 2006, we had contractual deposits with our affiliates of $7 million, included in other current liabilities on our balance sheets.

Affiliate Revenues and Expenses.  The following table shows revenues and charges from our affiliates for the periods ended June 30:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In millions)

Revenues from affiliates	$4	$4	$9	$8
Operation and maintenance expenses from affiliates	13	13	27	27
Reimbursements of operating expenses charged to affiliates	4	4	8	8

EL PASO NATURAL GAS COMPANY

$355,000,000

OFFER TO EXCHANGE
REGISTERED 5.95% Senior Notes Due 2017
FOR
ALL OUTSTANDING 5.95% Senior Notes Due 2017

PROSPECTUS

Wilmington Trust Company

By Certified or Registered Mail,
Overnight Courier or by Hand Delivery:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626
Attn: Alisha Clendaniel

By Facsimile Transmission:
(302) 636-4139
Attention: Exchanges

To Confirm by Telephone or for Information Call:
(302) 636-6470

UNTIL          , 2007, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

, 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article Seventh of our amended and restated certificate of incorporation contains a provision similar to that of Section 145 of the DGCL. It also provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of us shall not be liable to us or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of such Article Seventh shall not adversely affect any right or protection of a director of us for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal

Article VI, Section 4 of our by-laws requires indemnification to the full extent permitted under Delaware law for any person made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, for expenses actually and reasonably incurred by reason of the fact that such person or such person’s testator or intestate, is or was serving as a director, officer or employee of us or its predecessor, or is or was serving at the request of us as a director, officer or employee of another enterprise. Our by-laws also provide that in the event that the board of directors or stockholders refuse or fail to provide indemnity, a person may seek indemnity from us in court and have the court substitute its judgment as to the propriety of indemnity, or determine whether indemnity is proper in the absence of such determination by the board of directors or stockholders.

Certain directors and officers of us are directors, officers and/or employees of El Paso.

Article X of El Paso’s by-laws requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the by-laws of El Paso provide an unconditional right to indemnification for all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was serving as a director or officer of El Paso, such person is or was serving at the request of El Paso as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including an employee benefit plan. The by-laws of El Paso also provide that El Paso may, by action of its board of directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

El Paso maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of El Paso and its subsidiaries, including us, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of El Paso and/or its subsidiaries, as the case may be.

ITEM 21.	EXHIBIT AND FINANCIAL STATEMENTS INDEX

(a) Exhibits:

Exhibit
Number		Description

3	.A	Restated Certificate of Incorporation dated April 8, 2003 (Exhibit 3.A to our 2003 Second Quarter Form 10-Q).
3	.B	By-laws dated June 24, 2002 (Exhibit 3.B to our 2002 Form 10-K).
4	.A	Indenture dated as of January 1, 1992, between El Paso Natural Gas Company and Wilmington Trust Company (as successor to Citibank, N.A.), as Trustee, (Exhibit 4.A to our 2004 Form 10-K).
4	.B	Indenture dated as of November 13, 1996, between El Paso Natural Gas Company and Wilmington Trust Company (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee, (Exhibit 4.B to our 2004 Form 10-K).
4	.C	Indenture dated as of July 21, 2003, between El Paso Natural Gas Company and Wilmington Trust Company, as Trustee, (Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on July 23, 2003).
4	.D	First Supplemental Indenture dated as of June 10, 2002 between El Paso Natural Gas Company and Wilmington Trust Company (as successor in interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee, to indenture dated November 13, 1996 (Exhibit 4.2 to our Form S-4 (Registration No. 333-97017) filed on July 24, 2002).
4	.E	Second Supplemental Indenture dated as of April 4, 2007 between El Paso Natural Gas Company and Wilmington Trust Company, as Trustee, to indenture dated November 13, 1996 (Exhibit 4.A to our Current Report on Form 8-K, filed with the SEC on April 9, 2007).
4	.F	First Supplemental Indenture dated as of April 4, 2007 between El Paso Natural Gas Company and Wilmington Trust Company, as trustee, to indenture dated as of July 23, 2003 (Exhibit 4.C to our Current Report on Form 8-K, filed with the SEC on April 9, 2007).
4	.G	Form of 5.95% Senior Note due 2017 (included in Exhibit 4.E).
5*		Opinion of Bracewell & Giuliani LLP regarding the validity of the securities registered hereby.
8*		Opinion of Bracewell & Giuliani LLP regarding tax matters.
10	.A	Amended and Restated Credit Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent. (Exhibit 10.A to our Current Report on Form 8-K, filed with the SEC on August 2, 2006.)
10	.A.1	Amendment No. 1 dated as of January 19, 2007 to the Amended and Restated Credit Agreement dated as of July 31, 2006 among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (Exhibit 10.A.1 to our 2006 Form 10-K).
10	.B	Amended and Restated Security Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the Subsidiary Guarantors and certain other credit parties thereto and JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as collateral agent for the Secured Parties and as the depository bank. (Exhibit 10.B to our Current Report on Form 8-K, filed with the SEC on August 2, 2006.)
10	.C+	El Paso Corporation 2005 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.B to El Paso Corporation’s Current Report on Form 8-K, File No. 1-14365, filed May 31, 2005); Amendment No. 1 effective as of December 2, 2005 (incorporated by reference to Exhibit 10.HH.1 to El Paso Corporation’s 2005 Annual Report on Form 10-K, File No. 1-14365).

Exhibit
Number		Description

10	.D+	2005 Supplemental Benefits Plan effective as of January 1, 2005 (incorporated by reference to Exhibit 10.KK to El Paso Corporation’s 2005 Annual Report on Form 10-K, File No. 1-14365).
10	.E+	2004 Key Executive Severance Protection Plan effective as of March 9, 2004 (incorporated by reference to Exhibit 10.P to El Paso Corporation’s 2003 Form 10-K, File No. 1-14365).
10	.F+	Severance Pay Plan Amended and Restated effective as of October 1, 2002; Supplement No. 1 effective as of January 1, 2003; and Amendment No. 1 to Supplement No. 1 effective as of March 21, 2003 (incorporated by reference to Exhibit 10.Z to El Paso Corporation’s 2003 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 2 to Supplement No. 1 effective as of June 1, 2003; (incorporated by reference to Exhibit 10.Z.1 to El Paso Corporation’s 2003 Second Quarter Form 10-Q); Amendment No. 3 to Supplement No. 1 effective as of September 2, 2003 (incorporated by reference to Exhibit 10.Z.1 to El Paso Corporation’s 2003 Third Quarter Form 10-Q, File No. 1-14365); Amendment No. 4 to Supplement No. 1 effective as of October 1, 2003 (incorporated by reference to Exhibit 10.W.1 to El Paso Corporation’s 2003 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 5 to Supplement No. 1 effective as of February 2, 2004 (incorporated by reference to Exhibit 10.W.2 to El Paso Corporation’s 2003 Annual Report on Form 10-K, File No. 1-14365); Supplement No. 2 dated April 1, 2005 effective as of October 1, 2002 (incorporated by reference to Exhibit 10.S.1 to El Paso Corporation’s 2005 Annual Report on Form 10-K, File No. 1-14365).
10	.G+	2001 Omnibus Incentive Compensation Plan effective as of January 29, 2001 (incorporated by reference to Exhibit 10.1 to El Paso Corporation’s Form S-8, File No. 1-14365, filed June 29, 2001); Amendment No. 1 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.J.1 to El Paso Corporation’s 2001 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 2 effective as of April 1, 2001 (incorporated by reference to Exhibit 10.J.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 3 effective as of July 17, 2002 (incorporated by reference to Exhibit 10.J.1 to El Paso Corporation’s 2002 Second Quarter Form 10-Q, File No. 1-14365); Amendment No. 4 effective as of May 1, 2003 (incorporated by reference to Exhibit 10.J.1 to El Paso Corporation’s 2003 Second Quarter Form 10-Q, File No. 1-14365); Amendment No. 5 effective as of March 8, 2004 (incorporated by reference to Exhibit 10.K.1 to El Paso Corporation’s 2003 Annual Report on Form 10-K, File No. 1-14365).
10	.H+	Supplemental Benefits Plan Amended and Restated effective December 7, 2001 (incorporated by reference to Exhibit 10.K to El Paso Corporation’s 2001 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 1 effective as of November 7, 2002 (incorporated by reference to Exhibit 10.K.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 2 effective as of June 1, 2004 (incorporated by reference to Exhibit 10.L.1 to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 3 effective December 17, 2004 (incorporated by reference to Exhibit 10.UU to El Paso Corporation’s 2004 Third Quarter Form 10-Q, File No. 1-14365); Amendment No. 4 effective as of December 31, 2004 (incorporated by reference to Exhibit 10.I.1 to El Paso Corporation’s 2005 Annual Report on Form 10-K, File No. 1-14365).
10	.I+	1999 Omnibus Incentive Compensation Plan dated January 20, 1999 (incorporated by reference to Exhibit 10.1 to El Paso Corporation’s Form S-8, File No. 1-14365, filed May 20, 1999); Amendment No. 1 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.V.1 to El Paso Corporation’s 2001 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 2 effective as of May 1, 2003 (incorporated by reference to Exhibit 10.I.1 to El Paso Corporation’s 2003 Second Quarter Form 10-Q, File No. 1-14365).
10	.J+	Strategic Stock Plan Amended and Restated effective as of December 3, 1999 (incorporated by reference to Exhibit 10.1 to El Paso Corporation’s Form S-8, File No. 1-14365, filed January 14, 2000); Amendment No. 1 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.M.1 to El Paso Corporation’s 2001 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 2 effective as of November 7, 2002; Amendment No. 3 effective as of December 6, 2002 and Amendment No. 4 effective as of January 29, 2003 (incorporated by reference to Exhibit 10.P.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365).

Exhibit
Number		Description

10	.K+	Omnibus Plan for Management Employees Amended and Restated effective as of December 3, 1999; Amendment No. 1 effective as of December 1, 2000 (incorporated by reference to Exhibit 10.A to El Paso Corporation’s Form S-8, File No. 1-14365, filed December 18, 2000); Amendment No. 2 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.U.1 to El Paso Corporation’s 2001 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 3 effective as of December 7, 2001 (incorporated by reference to Exhibit 10.1 to El Paso Corporation’s Form S-8, File No. 1-14365, filed February 11, 2002); Amendment No. 4 effective as of December 6, 2002 to (incorporated by reference to Exhibit 10.T.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365).
10	.L+	Key Executive Severance Protection Plan Amended and Restated effective as of August 1, 1998 (incorporated by reference to Exhibit 10.N to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 1 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.K.1 to El Paso Corporation’s 2001 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 2 effective as of November 7, 2002; Amendment No. 3 effective as of December 6, 2002 (incorporated by reference to Exhibit 10.N.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 4 effective as of September 2, 2003 (incorporated by reference to Exhibit 10.N.1 to El Paso Corporation’s 2003 Third Quarter Form 10-Q, File No. 1-14365).
10	.M+	Executive Award Plan of Sonat Inc. Amended and Restated effective as of July 23, 1998, as amended May 27, 1999 (incorporated by reference to Exhibit 10.S to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Termination of the Executive Award Plan of Sonat Inc. (incorporated by reference to Exhibit 10.K.1 to El Paso Corporation’s 2000 Second Quarter Form 10-Q, File No. 1-14365).
10	.N+	Senior Executive Survivor Benefit Plan Amended and Restated effective as of August 1, 1998 (incorporated by reference to Exhibit 10.M to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 1 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.I.1 to El Paso Corporation’s 2001 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 2 effective as of October 1, 2002 (incorporated by reference to Exhibit 10.L.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365).
10	.O+	1995 Omnibus Compensation Plan Amended and Restated effective as of August 1, 1998 (incorporated by reference to Exhibit 10.I to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 1 effective as of December 3, 1998 (incorporated by reference to Exhibit 10.I.1 to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 2 effective as of January 20, 1999 (incorporated by reference to Exhibit 10.I.2 to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365).
10	.P+	Agreement and General Release dated May 4, 2005, by and between El Paso Corporation and John W. Somerhalder II.(incorporated by reference to Exhibit 10.A to El Paso Corporation’s Form 8-K, filed May 4, 2005).
10	.Q+	Form of Indemnification Agreement executed by El Paso Corporation for the benefit of each officer listed in Schedule A thereto, (incorporated by reference to Exhibit 10.X to El Paso Corporation’s 2005 Annual Report on Form 10-K, File No. 1-14365).
10	.R	Registration Rights Agreement, dated as of April 4, 2007, among El Paso Natural Gas Company and Deutsche Bank Securities Inc., Citigroup Global Markets Inc., ABN AMRO Incorporated, Goldman, Sachs & Co, Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc. and SG Americas Securities, LLC (Exhibit 10.A to our Current Report on Form 8-K filed with the SEC on April 9, 2007).
12*		Computation of Ratio of Earnings to Fixed Charges.
21*		Subsidiaries of El Paso Natural Gas Company.
23	.A*	Consent of Ernst & Young LLP.
23	.B*	Consent of PricewaterhouseCoopers LLP.
23	.C*	Consent of Bracewell & Giuliani LLP (included in Exhibits 5 and 8).

Exhibit
Number		Description

25*		Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust Company, to act as trustee under the Indenture.
99	.A**	Form of Letter of Transmittal.
99	.B**	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.C**	Form of Notice of Guaranteed Delivery.
99	.D**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.E**	Form of Letter to Clients.
99	.F**	Form of Exchange Agent Agreement.

*	Indicates exhibits filed herewith.

**	Indicates exhibits to be filed by amendment.

+	Indicates a management plan or a compensatory plan or arrangement.

ITEM 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, El Paso Natural Gas Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Houston, State of Texas on September 18, 2007.

EL PASO NATURAL GAS COMPANY

By:	/s/ John R. Sult
Name: John R. Sult

Title:	Senior Vice President, Chief Financial Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of September 18, 2007:

Signature	Title

/s/ James C. Yardley James C. Yardley	Chairman of the Board

/s/ James J. Cleary James J. Cleary	President and Director (Principal Executive Officer)

/s/ John R. Sult John R. Sult	Senior Vice President, Chief Financial Officer and Controller (Principal Accounting and Financial Officer)

/s/ Daniel B. Martin Daniel B. Martin	Senior Vice President and Director

/s/ Thomas L. Price Thomas L. Price	Vice President and Director

EXHIBITS INDEX

Exhibit
Number		Description

3	.A	Restated Certificate of Incorporation dated April 8, 2003 (Exhibit 3.A to our 2003 Second Quarter Form 10-Q).
3	.B	By-laws dated June 24, 2002 (Exhibit 3.B to our 2002 Form 10-K).
4	.A	Indenture dated as of January 1, 1992, between El Paso Natural Gas Company and Wilmington Trust Company (as successor to Citibank, N.A.), as Trustee, (Exhibit 4.A to our 2004 Form 10-K).
4	.B	Indenture dated as of November 13, 1996, between El Paso Natural Gas Company and Wilmington Trust Company (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee, (Exhibit 4.B to our 2004 Form 10-K).
4	.C	Indenture dated as of July 21, 2003, between El Paso Natural Gas Company and Wilmington Trust Company, as Trustee, (Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on July 23, 2003).
4	.D	First Supplemental Indenture dated as of June 10, 2002 between El Paso Natural Gas Company and Wilmington Trust Company (as successor in interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee, to indenture dated November 13, 1996 (Exhibit 4.2 to our Form S-4 (Registration No. 333-97017) filed on July 24, 2002).
4	.E	Second Supplemental Indenture dated as of April 4, 2007 between El Paso Natural Gas Company and Wilmington Trust Company, as Trustee, to indenture dated November 13, 1996 (Exhibit 4.A to our Current Report on Form 8-K, filed with the SEC on April 9, 2007).
4	.F	First Supplemental Indenture dated as of April 4, 2007 between El Paso Natural Gas Company and Wilmington Trust Company, as trustee, to indenture dated as of July 23, 2003 (Exhibit 4.C to our Current Report on Form 8-K, filed with the SEC on April 9, 2007).
4	.G	Form of 5.95% Senior Note due 2017 (included in Exhibit 4.E).
5*		Opinion of Bracewell & Giuliani LLP regarding the validity of the securities registered hereby.
8*		Opinion of Bracewell & Giuliani LLP regarding tax matters.
10	.A	Amended and Restated Credit Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent. (Exhibit 10.A to our Current Report on Form 8-K, filed with the SEC on August 2, 2006.)
10	.A.1	Amendment No. 1 dated as of January 19, 2007 to the Amended and Restated Credit Agreement dated as of July 31, 2006 among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (Exhibit 10.A.1 to our 2006 Form 10-K).
10	.B	Amended and Restated Security Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the Subsidiary Guarantors and certain other credit parties thereto and JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as collateral agent for the Secured Parties and as the depository bank. (Exhibit 10.B to our Current Report on Form 8-K, filed with the SEC on August 2, 2006.)
10	.C+	El Paso Corporation 2005 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.B to El Paso Corporation’s Current Report on Form 8-K, File No. 1-14365, filed May 31, 2005); Amendment No. 1 effective as of December 2, 2005 (incorporated by reference to Exhibit 10.HH.1 to El Paso Corporation’s 2005 Annual Report on Form 10-K, File No. 1-14365).
10	.D+	2005 Supplemental Benefits Plan effective as of January 1, 2005 (incorporated by reference to Exhibit 10.KK to El Paso Corporation’s 2005 Annual Report on Form 10-K, File No. 1-14365).
10	.E+	2004 Key Executive Severance Protection Plan effective as of March 9, 2004 (incorporated by reference to Exhibit 10.P to El Paso Corporation’s 2003 Form 10-K, File No. 1-14365).

Exhibit
Number		Description

10	.F+	Severance Pay Plan Amended and Restated effective as of October 1, 2002; Supplement No. 1 effective as of January 1, 2003; and Amendment No. 1 to Supplement No. 1 effective as of March 21, 2003 (incorporated by reference to Exhibit 10.Z to El Paso Corporation’s 2003 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 2 to Supplement No. 1 effective as of June 1, 2003; (incorporated by reference to Exhibit 10.Z.1 to El Paso Corporation’s 2003 Second Quarter Form 10-Q); Amendment No. 3 to Supplement No. 1 effective as of September 2, 2003 (incorporated by reference to Exhibit 10.Z.1 to El Paso Corporation’s 2003 Third Quarter Form 10-Q, File No. 1-14365); Amendment No. 4 to Supplement No. 1 effective as of October 1, 2003 (incorporated by reference to Exhibit 10.W.1 to El Paso Corporation’s 2003 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 5 to Supplement No. 1 effective as of February 2, 2004 (incorporated by reference to Exhibit 10.W.2 to El Paso Corporation’s 2003 Annual Report on Form 10-K, File No. 1-14365); Supplement No. 2 dated April 1, 2005 effective as of October 1, 2002 (incorporated by reference to Exhibit 10.S.1 to El Paso Corporation’s 2005 Annual Report on Form 10-K, File No. 1-14365).
10	.G+	2001 Omnibus Incentive Compensation Plan effective as of January 29, 2001 (incorporated by reference to Exhibit 10.1 to El Paso Corporation’s Form S-8, File No. 1-14365, filed June 29, 2001); Amendment No. 1 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.J.1 to El Paso Corporation’s 2001 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 2 effective as of April 1, 2001 (incorporated by reference to Exhibit 10.J.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 3 effective as of July 17, 2002 (incorporated by reference to Exhibit 10.J.1 to El Paso Corporation’s 2002 Second Quarter Form 10-Q, File No. 1-14365); Amendment No. 4 effective as of May 1, 2003 (incorporated by reference to Exhibit 10.J.1 to El Paso Corporation’s 2003 Second Quarter Form 10-Q, File No. 1- 14365); Amendment No. 5 effective as of March 8, 2004 (incorporated by reference to Exhibit 10.K.1 to El Paso Corporation’s 2003 Annual Report on Form 10-K, File No. 1-14365).
10	.H+	Supplemental Benefits Plan Amended and Restated effective December 7, 2001 (incorporated by reference to Exhibit 10.K to El Paso Corporation’s 2001 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 1 effective as of November 7, 2002 (incorporated by reference to Exhibit 10.K.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 2 effective as of June 1, 2004 (incorporated by reference to Exhibit 10.L.1 to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 3 effective December 17, 2004 (incorporated by reference to Exhibit 10.UU to El Paso Corporation’s 2004 Third Quarter Form 10-Q, File No. 1-14365); Amendment No. 4 effective as of December 31, 2004 (incorporated by reference to Exhibit 10.I.1 to El Paso Corporation’s 2005 Annual Report on Form 10-K, File No. 1-14365).
10	.I+	1999 Omnibus Incentive Compensation Plan dated January 20, 1999 (incorporated by reference to Exhibit 10.1 to El Paso Corporation’s Form S-8, File No. 1-14365, filed May 20, 1999); Amendment No. 1 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.V.1 to El Paso Corporation’s 2001 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 2 effective as of May 1, 2003 (incorporated by reference to Exhibit 10.I.1 to El Paso Corporation’s 2003 Second Quarter Form 10-Q, File No. 1-14365).
10	.J+	Strategic Stock Plan Amended and Restated effective as of December 3, 1999 (incorporated by reference to Exhibit 10.1 to El Paso Corporation’s Form S-8, File No. 1-14365, filed January 14, 2000); Amendment No. 1 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.M.1 to El Paso Corporation’s 2001 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 2 effective as of November 7, 2002; Amendment No. 3 effective as of December 6, 2002 and Amendment No. 4 effective as of January 29, 2003 (incorporated by reference to Exhibit 10.P.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365).
10	.K+	Omnibus Plan for Management Employees Amended and Restated effective as of December 3, 1999; Amendment No. 1 effective as of December 1, 2000 (incorporated by reference to Exhibit 10.A to El Paso Corporation’s Form S-8, File No. 1-14365, filed December 18, 2000); Amendment No. 2 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.U.1 to El Paso Corporation’s 2001 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 3 effective as of December 7, 2001 (incorporated by reference to Exhibit 10.1 to El Paso Corporation’s Form S-8, File No. 1-14365, filed February 11, 2002); Amendment No. 4 effective as of December 6, 2002 to (incorporated by reference to Exhibit 10.T.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365).

Exhibit
Number		Description

10	.L+	Key Executive Severance Protection Plan Amended and Restated effective as of August 1, 1998 (incorporated by reference to Exhibit 10.N to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 1 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.K.1 to El Paso Corporation’s 2001 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 2 effective as of November 7, 2002; Amendment No. 3 effective as of December 6, 2002 (incorporated by reference to Exhibit 10.N.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 4 effective as of September 2, 2003 (incorporated by reference to Exhibit 10.N.1 to El Paso Corporation’s 2003 Third Quarter Form 10-Q, File No. 1-14365).
10	.M+	Executive Award Plan of Sonat Inc. Amended and Restated effective as of July 23, 1998, as amended May 27, 1999 (incorporated by reference to Exhibit 10.S to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Termination of the Executive Award Plan of Sonat Inc. (incorporated by reference to Exhibit 10.K.1 to El Paso Corporation’s 2000 Second Quarter Form 10-Q, File No. 1-14365).
10	.N+	Senior Executive Survivor Benefit Plan Amended and Restated effective as of August 1, 1998 (incorporated by reference to Exhibit 10.M to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 1 effective as of February 7, 2001 (incorporated by reference to Exhibit 10.I.1 to El Paso Corporation’s 2001 First Quarter Form 10-Q, File No. 1-14365); Amendment No. 2 effective as of October 1, 2002 (incorporated by reference to Exhibit 10.L.1 to El Paso Corporation’s 2002 Annual Report on Form 10-K, File No. 1-14365).
10	.O+	1995 Omnibus Compensation Plan Amended and Restated effective as of August 1, 1998 (incorporated by reference to Exhibit 10.I to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 1 effective as of December 3, 1998 (incorporated by reference to Exhibit 10.I.1 to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365); Amendment No. 2 effective as of January 20, 1999 (incorporated by reference to Exhibit 10.I.2 to El Paso Corporation’s 2004 Annual Report on Form 10-K, File No. 1-14365).
10	.P+	Agreement and General Release dated May 4, 2005, by and between El Paso Corporation and John W. Somerhalder II.(incorporated by reference to Exhibit 10.A to El Paso Corporation’s Form 8-K, filed May 4, 2005).
10	.Q+	Form of Indemnification Agreement executed by El Paso Corporation for the benefit of each officer listed in Schedule A thereto, (incorporated by reference to Exhibit 10.X to El Paso Corporation’s 2005 Annual Report on Form 10-K, File No. 1-14365).
10	.R	Registration Rights Agreement, dated as of April 4, 2007, among El Paso Natural Gas Company and Deutsche Bank Securities Inc., Citigroup Global Markets Inc., ABN AMRO Incorporated, Goldman, Sachs & Co, Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc. and SG Americas Securities, LLC (Exhibit 10.A to our Current Report on Form 8-K filed with the SEC on April 9, 2007).
12*		Computation of Ratio of Earnings to Fixed Charges.
21*		Subsidiaries of El Paso Natural Gas Company.
23	.A*	Consent of Ernst & Young LLP.
23	.B*	Consent of PricewaterhouseCoopers LLP.
23	.C*	Consent of Bracewell & Giuliani LLP (included in Exhibits 5 and 8).
25*		Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust Company, to act as trustee under the Indenture.
99	.A**	Form of Letter of Transmittal.
99	.B**	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.C**	Form of Notice of Guaranteed Delivery.
99	.D**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.E**	Form of Letter to Clients.
99	.F**	Form of Exchange Agent Agreement.

*	Indicates exhibits filed herewith.

**	Indicates exhibits to be filed by amendment.

+	Indicates a management plan or a compensatory plan or arrangement.